UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a–12

BURLINGTON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

March 30, 2018

Dear Burlington Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Burlington Stores, Inc., which will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 500 Boylston Street, Boston, Massachusetts 02116 on May 16, 2018 at 8:00 am Eastern Time. All holders of shares of our outstanding common stock as of the close of business on March 22, 2018 are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the notice of annual meeting of stockholders and the Proxy Statement, which are included on the following pages.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the internet, by telephone or, if you received a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the annual meeting.

We appreciate your support of Burlington Stores, Inc.

Thomas A. Kingsbury

Chairman, President and Chief Executive Officer

BURLINGTON STORES, INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 16, 2018

Date: May 16, 2018 Time: 8:00 am (Eastern Time) Location: The Offices of Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 Record Date: March 22, 2018	Items of Business
	1.	To elect the two directors nominated by Burlington Stores, Inc.’s Board of Directors;
	2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending February 2, 2019;
	3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers; and
	4.	To consider any other business properly brought before the meeting.
The Board of Directors of Burlington Stores, Inc. unanimously recommends a vote FOR each of Proposals 1, 2 and 3.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 5 of the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Senior Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

March 30, 2018

Important notice regarding the availability of proxy materials for the

2018 Annual Meeting of Stockholders to be held on May 16, 2018:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 are all available at http://www.astproxyportal.com/ast/18550/

YOUR VOTE IS IMPORTANT

PLEASE VOTE BY INTERNET OR TELEPHONE OR

SIGN, DATE, & RETURN YOUR PROXY CARD

Burlington Stores, Inc. 2018 Proxy Statement

Proxy Statement Summary

This summary highlights information about Burlington Stores, Inc. (referred to in this Proxy Statement as “we,” “us,” “our,” “Burlington” or the “Company”), our Board of Directors (the “Board” or the “Board of Directors”) and our upcoming 2018 Annual Meeting of Stockholders (the “Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Date and Time:	Wednesday, May 16, 2018 at 8:00 am Eastern Time
Place:	Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116
Record Date:	March 22, 2018

Voting Matters and Board Recommendations

The Board of Directors recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Two Directors Nominated by the Board	FOR each director nominee	8
Proposal 2:	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Certified Public Accounting Firm for the fiscal year ending February 2, 2019	FOR	27
Proposal 3:	Advisory Vote on Compensation of Named Executive Officers	FOR	30

Fiscal 2017 Company Performance Highlights

Strong execution of our strategic initiatives resulted in solid performance for our fiscal year ended February 3, 2018 (“fiscal 2017”). Highlights of fiscal 2017 performance compared with our fiscal year ended January 28, 2017 (“fiscal 2016”) include the following:

•	We generated total revenues of $6,110.0 million compared with $5,591.0 million in fiscal 2016
•	Net sales improved $518.7 million to $6,084.8 million (inclusive of a 3.4% comparable store sales increase)

•	We generated net income of $384.9 million compared with $215.9 million in fiscal 2016

•	Adjusted Net Income on a 52 week basis, excluding the estimated impact of the Tax Cuts and Jobs Act, enacted in December 2017 (“2017 Tax Reform”), was $4.37 per share compared with $3.24 last year

Burlington Stores, Inc. 2018 Proxy Statement | 1

PROXY STATEMENT SUMMARY

•	Adjusted EBITDA improved $111.5 million to $696.1 million

•	Adjusted EBIT improved $93.5 million to $518.3 million

•	We opened 37 net new stores

As a result of our cash flow from operations and disciplined capital allocation, we were also able to return value to our stockholders during fiscal 2017 through $282.5 million in share repurchases.

A reconciliation of Adjusted Net Income, Adjusted EBITDA and Adjusted EBIT to the

most directly comparable GAAP financial measure (i.e., disclosure regarding how the Company calculates each such measure from its audited financial statements) is contained in the section of our Annual Report on Form 10-K for fiscal 2017 (the “Fiscal 2017 10-K”) entitled “Key Performance Measures” beginning on page 31. A reconciliation of Adjusted Net Income per Share on a 52 week basis, excluding the estimated impact of 2017 Tax Reform, to the most directly comparable GAAP financial measure is contained in Annex A attached to this Proxy Statement.

Governance Highlights

Our Board believes that good corporate governance accompanies and greatly aids Burlington’s long-term business success. The Corporate Governance section beginning on page 14 describes Burlington’s corporate governance framework and commitment, which includes the following highlights:

•	Lead Independent Director

•	7 out of 8 directors are independent

•	2 out of 8 directors are female

•	Each director attended at least 85% of the meetings of the Board and of the committees of which such director was a member during fiscal 2017.

•	75% of the Board has served for less than six years
•	Majority voting and director resignation policy for directors in uncontested elections

•	Majority of director compensation paid in stock

•	Pay-for-performance philosophy

•	Annual Board, director and committee self-evaluations

•	No unequal voting rights

•	Robust CEO, executive and non-employee director stock ownership guidelines

Board of Directors

The following table provides summary information about our directors. Additional information about each director’s background and experience can be found beginning on page 9.

					Committee Memberships (1)
Name	Primary or Former Occupation	Age	Director Since	Independent	AC	CC	NCGC
Thomas A. Kingsbury	President and Chief Executive Officer, Burlington Stores, Inc. Chairman of the Board of Directors	65	2008
Ted English	Executive Chairman, Bob’s Discount Furniture	64	2016	●	●	●
Jordan Hitch	Former Managing Director, Bain Capital	51	2006	●			●
John J. Mahoney	Retired Vice Chairman, Staples, Inc. Lead Independent Director	66	2013	●		C

2 | Burlington Stores, Inc. 2018 Proxy Statement

PROXY STATEMENT SUMMARY

					Committee Memberships (1)
Name	Primary Occupation	Age	Director Since	Independent	AC	CC	NCGC
William P. McNamara	Retired President, Macy’s Reinvent Strategies Macy’s, Inc.	67	2014	●			●
Tricia Patrick	Managing Director, Advent International Corporation	37	2012	●	●
Paul J. Sullivan	Retired Partner, PricewaterhouseCoopers LLP	70	2012	●	C
Mary Ann Tocio	Retired President and Chief Operating Officer, Bright Horizons Family Solutions, Inc.	69	2015	●		●	C
(1)	NCGC = Nominating and Corporate Governance Committee; CC = Compensation Committee; AC = Audit Committee; C= Chair

 Executive Compensation Program Highlights

Our objective is to have an executive compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Value as described on page 21. In fiscal 2017, approximately 86% of the target annual compensation for our CEO, and approximately 75% of the average target annual compensation for our named executive officers other than our CEO, was “at risk.”

Key features of our executive compensation program include:

✓	Alignment of pay with Company financial performance

✓	Balance short-term and long-term incentives

✓	Annual stockholder say on pay votes

✓	Compensation Committee uses independent consultant

✓	Annual compensation risk assessment

✓	Independent Compensation Committee

✓	Stock ownership guidelines

✓	Limits on annual incentive award payments

✓	Compensation recoupment policy

✓	Regular review of share utilization
×	No excise tax gross-ups

×	No stock options granted below fair market value

×	No option repricing without stockholder approval

×	No hedging or pledging of Company stock by executive officers or directors

×	No automatic “single-trigger” change in control vesting in post-2015 equity awards

×	No pension plans or SERPs

×	No guaranteed bonuses or salary increases

×	No change in control severance arrangements

×	No evergreen provision or reload options in 2013 equity incentive plan

Please see the Compensation Discussion and Analysis beginning on page 33 for an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the fiscal 2017 compensation provided to our named executive officers identified below.

Named Executive Officers
Thomas A. Kingsbury	Chairman, President and Chief Executive Officer
Marc Katz	Chief Financial Officer/Principal
Fred Hand	Chief Customer Officer/Principal
Jennifer Vecchio	Chief Merchandising Officer/Principal
Joyce Manning Magrini	Executive Vice President – Human Resources

Burlington Stores, Inc. 2018 Proxy Statement | 3

2018 Proxy Statement

This Proxy Statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. beginning on or about March 30, 2018. In this Proxy Statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

About the Annual Meeting

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of the two directors nominated by the Board (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 2, 2019 (“fiscal 2018”) (Proposal 2);

•	Non-binding advisory approval of the compensation of our named executive officers (Proposal 3); and

•	Any other business that may properly come before the Annual Meeting.

What are the Board of Directors voting recommendations?

The Board recommends that you vote:

•	FOR each of the two directors nominated by the Board (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 2, 2019 (Proposal 2); and

•	FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 22, 2018, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. There is no cumulative voting. On the record date, the Company had 67,801,128 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or if a proxy card has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 2,

4 | Burlington Stores, Inc. 2018 Proxy Statement

2018 PROXY STATEMENT

2019 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3).

How many votes are required to elect directors and approve the other proposals?

Our Amended and Restated Bylaws (the “Amended Bylaws”) require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee (Proposal 1). Please see page 14 for a further description of our majority vote standard for the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions have no effect on the determination of whether a director nominee has received the requisite amount of votes cast, but will have the same effect as a vote “against” Proposal 2 and Proposal 3. Broker non-votes have no effect on the determination of whether a director nominee or Proposal 2 or Proposal 3 has received the requisite amount of votes cast.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may: (i) access their proxy materials and vote their proxies over the Internet or by telephone; or (ii) make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail, and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice provides information on how to access your online proxy card and vote via the Internet or how to vote by telephone or receive a paper proxy card to vote by mail. Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 15, 2018.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using the voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), but your nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending February 2, 2019 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

Burlington Stores, Inc. 2018 Proxy Statement | 5

2018 PROXY STATEMENT

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to the Company’s stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or, if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of the Company’s common stock on the record date for the Annual Meeting.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name,” you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret unless required by law. Your vote will be disclosed to Burlington or its agents only:

•	to allow the independent election inspectors to certify the results of the vote;

•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We have hired Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $15,000 plus reimbursement for reasonable expenses. Further, the original solicitation of proxies by mail and through the Internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Who can I contact with questions?

If you have any questions or need assistance voting, please contact Innisfree. Stockholders may call toll free at 1-888-750-5834. Banks and brokers may call collect at 1-212-750-5833.

Who are the proxyholders and how were they selected?

The proxyholders are John Crimmins, Karen Leu and Robert LaPenta, each of whom was selected by our Board of Directors and is an officer of the Company. The proxyholders will vote all proxies, or record an abstention, in accordance with the directions on the proxy. If no direction is given, the shares will be voted as recommended by our Board of Directors.

Are there any stockholder proposals this year?

No stockholder proposals are included in this Proxy Statement, and we have not received notice of any stockholder proposals to be raised at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

6 | Burlington Stores, Inc. 2018 Proxy Statement

2018 PROXY STATEMENT

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Burlington Stores, Inc. 2018 Proxy Statement | 7

Proposal No. 1 — Election of Directors

Overview of Our Board Structure

The Board currently consists of eight members divided into three classes as nearly equal in size as is practicable (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

Frank Cooper, III resigned from the Board effective December 5, 2016. Joshua Bekenstein resigned from the Board on March 7, 2017 after almost eleven years of service. Neither resignation was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board has not yet nominated any individuals to fill the vacancies resulting from either resignation.

At the Annual Meeting, stockholders will consider the election of two (2) directors for terms ending in 2021. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Thomas A. Kingsbury and William P. McNamara, each a current Class II director, for election to the Board. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class II directors for another term, the Board considered the factors discussed below under the caption entitled “Selecting Nominees to the Board of Directors,” and concluded that each of the current directors standing for re-election possesses unique experiences, qualifications, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company. Proxies may not be voted for a greater number of persons than the two nominees named in this Proxy Statement.

8 | Burlington Stores, Inc. 2018 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election at Annual Meeting

The following sets forth the name, age (as of March 22, 2018) and information regarding the business experience and qualifications of each of the Class II nominees:

Thomas A. Kingsbury Age: 65 Director since: 2008 Committee Membership: • None

Background

Mr. Kingsbury has served as our President and Chief Executive Officer, and on our Board of Directors, since December 2008. Mr. Kingsbury was appointed Chairman of the Board in May 2014. Prior to joining us, Mr. Kingsbury was Senior Executive Vice President—Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from August 2006 to December 2008. Prior to joining Kohl’s, Mr. Kingsbury held various management positions with The May Department Stores Company, an operator of department store chains, commencing in 1976 and as President and Chief Executive Officer of the Filene’s division commencing in February 2000. Mr. Kingsbury currently serves as a member of the board of directors of Tractor Supply Company.

Key Qualifications:

Mr. Kingsbury’s day-to-day leadership and experience as our President and Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

William P. McNamara Age: 67 Director since: 2014 Committee Membership: • Nominating and Corporate Governance

Background:

Mr. McNamara joined our Board of Directors in September 2014 and currently serves on our Nominating and Corporate Governance Committee. Mr. McNamara has over 30 years of retail experience with two prominent department stores, Macy’s/Federated and The May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of the May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity until his retirement in 2009.

Key Qualifications:

Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote FOR the election of Thomas A. Kingsbury and William P. McNamara.

Burlington Stores, Inc. 2018 Proxy Statement | 9

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

The following sets forth the name, age (as of March 22, 2018) and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class III Directors—Terms Expiring at the 2019 Annual Meeting

John J. Mahoney Age: 66 Director since: 2013 Committee Membership: • Compensation (Chair)

Background:

Mr. Mahoney joined our Board of Directors in December 2013 and currently serves as the Lead Independent Director. Mr. Mahoney is also the Chair of our Compensation Committee. Mr. Mahoney is a member of the board of directors of Bloomin’ Brands, Inc., Chico’s FAS and The Michaels Companies, Inc. Previously, Mr. Mahoney served on the Boards of Directors of Advo, Inc. from 2001 to 2007, Tweeter Home Entertainment Group, Inc. from 2004 to 2007 and Zipcar, Inc. from 2010 to 2012. Mr. Mahoney was Vice Chairman of Staples, Inc. from January 2006 until his retirement in July 2012. While at Staples, Mr. Mahoney was Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant.

Key Qualifications:

Mr. Mahoney possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Tricia Patrick Age: 37 Director since: 2012 Committee Membership: • Audit

Background:

Ms. Patrick joined our Board of Directors in November 2012 and currently serves on our Audit Committee. Ms. Patrick is a Managing Director of Advent International Corporation and is a member of the board of directors of lululemon athletica inc. and First Watch Restaurants. Prior to Advent, Ms. Patrick held various positions with Bain Capital from 2004 through 2016, most recently as a Principal in Bain Capital Private Equity’s consumer, retail and dining sector team. Prior to Bain Capital, Ms. Patrick was an investment professional in the Private Equity Group of Goldman, Sachs & Co. from 2002 to 2004.

Key Qualifications:

Ms. Patrick has extensive experience investing in retail companies and possesses valuable financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

10 | Burlington Stores, Inc. 2018 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Paul J. Sullivan Age: 70 Director since: 2012 Committee Membership: • Audit (Chair)

Background:

Mr. Sullivan joined our Board of Directors in November 2012 and is the Chair of our Audit Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan was a member of the Board of Partners, Chair of the Finance Committee, and a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Mr. Sullivan is a certified public accountant.

Key Qualifications:

Mr. Sullivan possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Class I Directors—Terms Expiring at the 2020 Annual Meeting

Ted English Age: 64 Director since: 2016 Committee Membership: • Audit • Compensation

Background:

Mr. English joined our Board of Directors in November 2016 and currently serves on our Audit Committee and Compensation Committee. Mr. English has been the Executive Chairman of the Board of Directors of Bob’s Discount Furniture since March 2016 and was its Chief Executive Officer from 2006 until his appointment as Executive Chairman. Prior to joining Bob’s Discount Furniture, Mr. English was TJX’s Chief Executive Officer from 2000 (and President from 1999) to 2005. Mr. English was Chairman of The Marmaxx Group between 2000 and 2004, and held various other executive and merchandising positions with TJX from 1983 to 1999. In addition to Burlington Stores, Inc. and Bob’s Discount Furniture, Mr. English serves on the board of directors of Rue La La, an e-commerce destination connecting world-class brands with next generation shoppers. He previously was a director of BJ’s Wholesale Club, Inc. Mr. English also serves on the Board of Trustees of various funds within the multi-affiliate structure of Natixis Global Asset Management, a global asset management firm.

Key Qualifications:

Mr. English’s long career in retail, including off-price retail, has given him broad experience in large retail chain management. Mr. English also has significant leadership experience, including service as the chief executive of both a premier discount home furnishings company and a leading off-price retailer of apparel and home fashions.

Burlington Stores, Inc. 2018 Proxy Statement | 11

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Jordan Hitch Age: 51 Director since: 2006 Committee Membership: • Nominating and Corporate Governance

Background:

Mr. Hitch joined our Board of Directors in April 2006 and currently serves on our Nominating and Corporate Governance Committee. Mr. Hitch was formerly a Managing Director at Bain Capital and left the firm after 18 years in 2015. Mr. Hitch served as a Senior Advisor to Bain Capital following his departure from the firm through the end of 2017. He is currently an active personal investor across a wide range of early stage companies. Mr. Hitch is also a member of the board of directors of Bright Horizons Family Solutions. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries.

Key Qualifications:

Mr. Hitch has substantial experience investing in retail companies and possesses valuable financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

Mary Ann Tocio Age: 69 Director since: 2015 Committee Membership: • Nominating and Corporate Governance (Chair) • Compensation

Background:

Ms. Tocio joined our Board of Directors in December 2015 and currently is Chair of our Nominating and Corporate Governance Committee and a member of our Compensation Committee. She retired from Bright Horizons Family Solutions, Inc. in July 2015 after 23 years with that company, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio held several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations. Ms. Tocio is a member of the board of directors of Bright Horizons and Civitas Solutions, and is a Governing Trustee of the Dana Farber Cancer Institute. Ms. Tocio was a member of the board of directors of Mac-Gray Corporation from 2006 to 2013.

Key Qualfications:

Ms. Tocio has significant leadership and operational experience, including expertise managing growing organizations, as well as substantial public company board experience.

12 | Burlington Stores, Inc. 2018 Proxy Statement

Executive Officers of the Company

Effective at the beginning of fiscal 2017, Fred Hand, Marc Katz and Jennifer Vecchio were promoted to newly-created leadership positions. Mr. Hand is our Chief Customer Officer/Principal, and is responsible for managing our stores, real estate and marketing organizations. Mr. Katz is our Chief Financial Officer/Principal, and is responsible for managing our finance, legal, information technology and supply chain organizations. Ms. Vecchio is our Chief Merchandising Officer/Principal, and is responsible for managing our merchandising and planning and allocation organizations. These executives, along with Joyce Manning Magrini, our Executive Vice President—Human Resources, directly report to Mr. Kingsbury and are, collectively with Mr. Kingsbury, our executive officers.

Set forth below is the name, age (as of March 22, 2018) and certain information regarding each of our executive officers, other than Mr. Kingsbury, whose biographical information is presented above.

Fred Hand—Chief Customer Officer/Principal

Mr. Hand, 54, has served as our Chief Customer Officer/Principal since January 2017. From the commencement of his employment with us in February 2008 through January 2017, Mr. Hand served as our Executive Vice President of Stores. Prior to joining us, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

Marc Katz—Chief Financial Officer/Principal

Mr. Katz, 53, has served as our Chief Financial Officer/Principal since January 2017. From January 2015 through January 2017, Mr. Katz served as our Executive Vice President and Chief Financial Officer. From April 2011 through January 2015, Mr. Katz served as our Executive Vice President, Merchandising Support and Information Technology. From December 2009 through April 2011, Mr. Katz served as our Executive Vice President of Merchandise Planning and Allocation. From the commencement of his employment with us in July 2008 through December 2009, Mr. Katz served as our Executive Vice President and Chief Accounting Officer. Prior to joining us, Mr. Katz served as Executive Vice President and Chief Financial Officer of A.C. Moore Arts & Crafts, Inc., a specialty retailer of arts, crafts and floral merchandise, from September 2006 to June 2008. Prior to his employment with A.C. Moore, Mr. Katz held various positions with Foot Locker, Inc., a specialty retailer of athletic footwear, apparel and related items, from June 1997 to September 2006 including most recently as Senior Vice President and Chief Information Officer from mid-2002 to September 2006. Prior to his employment with Foot Locker, Mr. Katz served for eight years in various financial positions at The May Department Stores Company.

Jennifer Vecchio—Chief Merchandising Officer /Principal

Ms. Vecchio, 52, has served as our Chief Merchandising Officer/Principal since January 2017. From the commencement of her employment with us in May 2015 through January 2017, Ms. Vecchio served as our Executive Vice President and Chief Merchandising Officer. Prior to May 2015 and since January 2014, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

Joyce Manning Magrini—Executive Vice President—Human Resources

Ms. Magrini, 63, has served as our Executive Vice President—Human Resources since November 2009. Prior to joining us, Ms. Magrini served as Executive Vice President—Administration of Finlay Jewelry since June 2005. From March 1999 to June 2005, Ms. Magrini served as Senior Vice President of Human Resources of Finlay Jewelry and from January 1995 to February 1999, Ms. Magrini was Vice President of Human Resources of Finlay Jewelry. Ms. Magrini held various human resources and customer service management positions at Macy’s from 1978 through December 1994.

Burlington Stores, Inc. 2018 Proxy Statement | 13

Corporate Governance

The Board is committed to strong corporate governance because it promotes the long-term interests of stockholders, enhances Board and management accountability and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy and risk management. The Board and its committees review our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices. Below is an overview of our corporate governance structure and processes, including key aspects of our Board operations.

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover matters including selection and composition of the Board, criteria for director independence, director compensation and performance evaluations, the operation, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance. The Guidelines also describe the Company’s stock ownership guidelines and compensation clawback policy. The Guidelines are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Corporate Governance—Governance Documents.” The information contained on our website does not constitute a part of this Proxy Statement.

Majority Vote Standard for Election of Directors

The Board approved an amendment to the Amended Bylaws in February 2018 to require that, in an uncontested election, each director will be elected by a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of such director, such that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. A plurality voting standard remains applicable to any contested election. A “contested election” is one in which (i) the Secretary of the Company received notice that a stockholder has nominated or intends to nominate a person for election to the Board pursuant to the requirements of the Amended Bylaws and (ii) such nomination was not withdrawn by the stockholder on or prior to the tenth day before the mailing of the notice of the meeting. In connection with the approval of the amendment, the Board also approved changes to the Guidelines such that, following any election of directors other than a contested election of directors, any incumbent director who was a nominee and who did not receive a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors must promptly tender his or her offer of resignation to the Board for consideration by the Board.

The revised Guidelines further provide that a recommendation on whether or not to accept such a resignation offer will then be made by the Nominating and Corporate Governance Committee or, if each member of the Nominating and Corporate Governance Committee did not receive the required majority vote or the Nominating and Corporate Governance Committee is otherwise unable to act, a majority of the Board will appoint a special committee of independent directors for the purpose of making a recommendation to the Board (the committee with authority to act is referred to as “Nominating Committee”). If no independent directors received the required majority vote, the Guidelines require that the Board act on the resignation offer. Within sixty (60) days following certification of the stockholder vote, the Nominating Committee will consider the resignation offer and recommend to the Board the action to be taken. Absent a compelling reason for the director to remain on the Board, as determined by the Board in its business judgment, the Board will accept the resignation offer. Any director who tenders his or her resignation will not participate in the Nominating Committee recommendation or Board action regarding whether to accept the resignation offer. The Board will determine whether to accept the resignation offer and publicly disclose the decision and the reasons for the decision, by a press release, a filing with the SEC or other broadly disseminated means of communication, within ninety (90) days following certification of the stockholder vote.

14 | Burlington Stores, Inc. 2018 Proxy Statement

CORPORATE GOVERNANCE

Board Leadership Structure

Thomas A. Kingsbury, the Company’s President and Chief Executive Officer, serves as Chairman of the Board, having been appointed to that position by the Board in May 2014. The Board believes Mr. Kingsbury is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

The Guidelines provide that the Board retains discretion to combine or separate the offices of Chairman and Chief Executive Officer. Such a determination would be made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chairman is not an independent director, the Guidelines provide that the Board will appoint an independent director to serve in a lead capacity (the “Lead Independent Director”) to coordinate the activities of the other independent directors. The Lead Independent Director will be appointed by the independent directors annually to a one-year term (which may be renewed), and shall serve until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is replaced as Lead Independent Director by a majority of the independent directors, or the Board elects an independent Chairman. The independent directors have appointed John J. Mahoney as the Lead Independent Director for a term expiring in March 2019. Mr. Mahoney has served as the Lead Independent Director since March 2016.

The Lead Independent Director’s responsibilities include:

•	Presiding over executive sessions of the independent directors.

•	Presiding at meetings of the Board in the absence of, or upon the request of, the Chairman.

•	Serving as a liaison and supplemental channel of communication between the Chairman and the independent directors.

•	Providing input on information sent to the Board.

•	Providing input on agendas for meetings of the Board.

•	Reviewing meeting schedules to assure there is sufficient time for discussion of all agenda items.

•	Communicating to the Chief Executive Officer the annual performance evaluation made by the non-management directors.

The Lead Independent Director also has the authority to call meetings of the independent directors and, if appropriate, be available for consultation and direct communication with major stockholders. If the Lead Independent Director is not present at any meeting of the Board, a majority of the independent directors present shall select a non-employee, independent director to act as Lead Independent Director for the purpose and duration of such meeting.

The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board periodically reviews its leadership structure to ensure that it continues to meet the Board’s needs.

Board’s Role in Risk Oversight

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for oversight of our risk assessment and management process. The Audit Committee reviews periodic assessments from the Company’s ongoing enterprise risk management process that is designed to identify potential events that may affect the achievement of the Company’s objectives or have a material adverse effect on the Company. In addition, the head of the Company’s internal audit function regularly reports to the Audit

Committee. The head of the internal audit function, the Chief Financial Officer and representatives from Deloitte & Touche LLP, our independent registered certified public accounting firm, regularly meet in private sessions with the Audit Committee.

Our management is responsible for day-to-day risk management. This includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, reputational, financial, operational, compliance and reporting levels.

Burlington Stores, Inc. 2018 Proxy Statement | 15

CORPORATE GOVERNANCE

Our Board committees also consider and address risk as they perform their respective committee responsibilities. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices. Additionally, the Audit Committee considers risks related to data protection and cybersecurity, receiving regular reports on these matters from senior members of our information technology and internal audit departments. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk.

The Board believes that the work undertaken by the committees of the Board, together with the work of the Company’s management, enables the Board of Directors to effectively oversee the Company’s management of risk.

Strategic Planning

Our Board has significant oversight of our corporate strategy and long-range operating plans. Acting as a full Board and through each independent Board committee, the Board is fully engaged in the Company’s strategic planning process. Setting the strategic course of the Company involves a high level of constructive engagement between management and the Board. Management develops and prioritizes strategic plans on an annual basis. Management then reviews these strategic plans with the Board during an annual board strategy meeting, along with the Company’s challenges, industry dynamics and other factors.

Management provides the Board with updates throughout the year regarding the implementation and results of the Company’s strategic plans, as well as frequent updates regarding the Company’s financial performance. In addition, Mr. Kingsbury communicates regularly with the Board on important business opportunities and developments. As a result, the Board has substantial oversight of the development and implementation of the Company’s strategic plans, and the Board is able to effectively monitor the Company’s progress with respect to the strategic goals and objectives.

16 | Burlington Stores, Inc. 2018 Proxy Statement

CORPORATE GOVERNANCE

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in the pertinent listing standards of the New York Stock Exchange (“NYSE”) and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent. The Board has affirmatively determined that (i) each of our directors other than Mr. Kingsbury, our Chairman, President and Chief Executive Officer, is independent under the criteria established by the NYSE for director independence; (ii) Ms. Patrick and Messrs. Sullivan and English meet the additional independence requirements of the NYSE and the SEC applicable to Audit Committee members; and (iii) Ms. Tocio and Messrs. Mahoney and English meet the additional independence requirements of the NYSE and the SEC applicable to Compensation Committee members.

Meeting Attendance

During fiscal 2017, the Board held four meetings. Each director attended at least 85% of the meetings of the Board and of the committees of which such director was a member during this period.

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. Six of our directors attended our 2017 annual meeting of stockholders.

Executive Sessions

Our independent directors meet in separate executive sessions without management during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. The Lead Independent Director presides over executive sessions of the independent directors.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Our Secretary will forward all correspondence to the relevant group or individual.

Burlington Stores, Inc. 2018 Proxy Statement | 17

CORPORATE GOVERNANCE

In addition, the Audit Committee has adopted a policy to ensure that procedures are in place for the receipt, retention and treatment of complaints or concerns regarding accounting, financial reporting, internal accounting controls or auditing matters of the Company, and stockholders and others can communicate complaints regarding these matters by email (BSIsubmissions@burlington.com) or by writing to the Chair of the Audit Committee care of our

Secretary at the address set forth in the immediately preceding paragraph. Employees who have complaints may, rather than submitting such complaints directly to the Chair of the Audit Committee, submit them confidentially and anonymously by contacting our ethics and compliance hotline, which is maintained by a third party, by telephone (1-877-371-0680) or by email (bcfreport@tnwinc.com).

Stock Ownership Guidelines

We have a long-standing approach of compensating our executive officers and our non-employee directors in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the interests of our Chief Executive Officer, the officers directly reporting to our Chief Executive Officer, and our non-employee directors with those of our stockholders. The Compensation Committee adopted stock ownership guidelines for our Chief Executive Officer in December 2015 (updated on February 21, 2018) and for our executive officers other than the Chief Executive Officer on February 21, 2018. Our Board (upon recommendation of the Compensation Committee) adopted stock ownership guidelines for our non-employee directors in August 2016 (updated on February 21, 2018). The stock ownership guidelines currently provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six (6) times his or her then-current base salary (increased from four (4) times base salary); (ii) the officers directly reporting to our Chief

Executive Officer should own shares of our common stock with a value equal to or exceeding three (3) times his or her then-current base salary; and (iii) non-employee directors should own shares of our common stock with a value equal to or exceeding four (4) times the annual base cash retainer paid to non-employee directors. Stock ownership includes shares owned directly or held in trust by the individual, as well as unvested restricted stock. It does not include shares that an individual has the right to acquire through unexercised stock options.

Until the required ownership level is reached, all persons subject to the guidelines will be required to retain fifty percent (50%) of the shares of common stock underlying equity grants received from us after giving effect to any tax withholding obligations arising from the vesting or exercise of such grants.

As of the end of fiscal 2017, Mr. Kingsbury and each non-employee director owned shares in excess of the then-applicable stock ownership guidelines.

Director Orientation

Director education about the Company and our industry is an on-going process, which begins when a director joins the Board. Upon joining the Board, new directors are provided with an orientation about the Company, including our business, strategy and governance. During the orientation process, new directors have a series of meetings with executives responsible for each of our business units to develop relationships and gain an understanding of the Company’s operations, strategies, challenges and opportunities. Based on input from our directors, we believe that the orientation process provides new directors with a strong foundation in our business and accelerates their effectiveness to fully engage in Board deliberations.

Board and Committee Evaluations

The Guidelines provide that the Board and each of its committees should conduct an annual self-evaluation of its overall performance and effectiveness. As part of this process, which is overseen by the Nominating and Corporate Governance Committee, each director completes, on an annual basis, detailed questionnaires

18 | Burlington Stores, Inc. 2018 Proxy Statement

CORPORATE GOVERNANCE

relating to the Board and individual directors, as well as any committees on which he or she serves. The questionnaires seek answers to questions based on numerical ratings and also seek qualitative comments on each question and any other general comments. The results of the assessments are compiled anonymously, and the average numerical response and any qualitative responses to each question are reviewed by the Nominating and Corporate Governance Committee (as it relates to both the Board, individual directors and all committees) and each other committee (as it relates to such committee). Matters requiring follow-up are addressed by the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee or the Chairs of the Audit or Compensation Committee, as appropriate.

Selecting Nominees to the Board of Directors

Identification of Director Nominees

The Board is responsible for nominating candidates for election as directors by our stockholders and filling vacancies on the Board, in each case based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. It is also the policy of the Board that the composition of the Board and its committees adhere to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company.

Diversity and Board Tenure

The Company is committed to creating a diverse and inclusive work environment where everyone is respected and valued. A workforce that understands our diverse customer base helps ensure that our products and message are relevant in every community where we do business. The Board’s philosophy on diversity mirrors the Company’s philosophy. In connection with the selection of nominees for director, the Nominating and Corporate Governance Committee strives to identify and recruit high-caliber individuals whose diverse talents, perspectives, experiences and backgrounds would preserve and enhance the inclusive environment in which the Board currently functions.

The Board also aims to maintain an appropriate balance of tenure across our directors. The charts below reflect the gender composition and board tenure of our current directors.

Burlington Stores, Inc. 2018 Proxy Statement | 19

CORPORATE GOVERNANCE

Consideration of Skills and Expertise

Below we identify and describe the key skills and expertise that the Nominating and Corporate Governance Committee considers in concluding a director is qualified to serve on the Board. The experiences, qualifications, attributes and skills that the Board considered in the nomination of our directors are reflected in their individual biographies beginning on page 9.

•	Leadership Experience: Directors with experience in significant senior leadership positions with large organizations over an extended period provide us with special insights. Strong leaders bring vision, strategic agility, diverse and global perspectives and broad business insight to the Company. These individuals demonstrate a practical understanding of how large organizations operate, including the importance of succession planning, talent management and how employee and executive compensation is set. They possess skills for managing change and growth and demonstrate a practical understanding of organizations, operations, processes, strategy, risk management and methods to drive growth.

•	Broad-Based Business Expertise: Such expertise provides a depth of experience from which to draw on in evaluating issues, deliberating, decision-making, and making business judgments.

•	Finance Experience: An understanding of finance and related reporting processes is important for directors. We measure our operating and strategic performance by reference to financial goals, including for purposes of executive compensation. In addition, accurate financial reporting is critical to our success. Directors who are financially literate are better able to analyze our financial statements, capital structure and complex financial transactions, and ensure the effective oversight of our financial measures and internal control processes.
•	Industry Experience: Industry experience gives directors a practical understanding of developing, implementing, and assessing our merchandising and customer engagement strategies.

•	Sales and Marketing Experience: Directors with experience in dealing with consumers, particularly in the areas of marketing, marketing-related technology, advertising or otherwise selling products or services to consumers, provide us with valuable insights. They understand consumer needs and are experienced in identifying and developing marketing campaigns that might resonate with consumers, the use of technology and emerging and non-traditional marketing media (such as social networking and e-commerce), and identifying potential changes in consumer trends and buying habits.

•	Information Technology and Security Experience: This experience is relevant given the importance of technology to the retail marketplace and the importance of protecting both our and our customers’ information.

•	Public Company Board Experience: Directors who have experience on other public company boards develop an understanding of corporate governance trends affecting public companies and the extensive and complex oversight responsibilities associated with the role of a public company director. They also bring to the Company an understanding of different business processes, challenges and strategies.

•	Business Development / Mergers and Acquisitions Experience: This experience is important because it helps in assessing potential growth opportunities.

Collectively, the composition of our Board reflects a wide range of viewpoints, backgrounds and experience.

Outside Board Policy

Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending Board and committee meetings. In this respect, the number of other public company boards our directors may join are generally limited to ensure that a director is not

“over-boarded.” The Guidelines provide that directors who are public company chief executive officers should not serve on the boards of more than two other public companies. In addition, the Board believes that no director should serve on more than four other boards of public companies in addition to our Board.

Director Candidates Recommended by Stockholders

The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

20 | Burlington Stores, Inc. 2018 Proxy Statement

CORPORATE GOVERNANCE

Board Refreshment

The Board and the Nominating and Corporate Governance Committee frequently assess the composition of the Board and seek to strike a balance between the knowledge and understanding of our business that comes from longer-term service on the Board with the fresh ideas and perspective that can come from adding new members. The Board has determined that neither director term limits nor a mandatory retirement age is required to strike this balance. While term limits or a mandatory retirement age could help ensure that there are new viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into us and our operations and therefore provide an increasing contribution to the Board as a whole.

As an alternative to term limits or a mandatory retirement age, the Board believes it can continue to evolve and adopt new viewpoints through the annual evaluation process and the process for nominating director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when determining the appropriate slate of candidates to recommend for nomination. The Nominating and Corporate Governance Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time and, as further described above, six of our current directors, or 75% of the Board, have served for less than six years.

Code of Conduct and Code of Ethics

We have adopted a written Code of Conduct (the “Code of Conduct”), which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. In addition, we have adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other designated members of our management. Copies of each code are available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Corporate Governance—Governance Documents.” We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics by posting such information in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Corporate Governance—Governance Documents.”

Corporate Responsibility

At Burlington, we have a shared commitment to behaving and conducting our business ethically and with integrity. We live by our Core Values, which are central to our sense of corporate responsibility:

•	Developing Trust and Respect among all members of the Burlington community. The way we do business is equally as important as the results we achieve. We have a shared commitment to conduct business ethically, and treat customers, business partners, and each other with trust and respect.
•	Building Strong Teams and Partnerships through collaborative work. Through collaborative teamwork, we solve complex business challenges together.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well. We hold ourselves and each other accountable for our business success and have a shared sense of ownership to achieve our company goals.

Our commitment to corporate responsibility is further outlined in the Code of Conduct, which establishes

Burlington Stores, Inc. 2018 Proxy Statement | 21

CORPORATE GOVERNANCE

policies and practices that address many issues, including the health, wellness and safety of our associates; unacceptable workplace conduct and harassment and discrimination; business ethics; product safety; and compliance with anti-bribery laws. As set forth in the Code of Conduct, we will not tolerate any retaliation against one of our associates who, in good faith, asks questions, makes reports of possible violations of the Code of Conduct or company policies or assists in an investigation of suspected wrongdoing. To the greatest extent possible, all reports are responded to in a way that protects the privacy of everyone involved.

In addition to the policies and practices in the Code of Conduct, all of our vendors, suppliers and other business partners are required to abide by the terms set forth in our legal and social compliance manual (the “Vendor Manual”), which is available on our vendor website. The Vendor Manual addresses, among other things, labor standards, legal compliance and reporting requirements.

With these standards vital to our efforts, we also recognize the close connection between our success and our ability to make a positive impact in the communities in which we operate and beyond. We are committed to our associate workforce, and seek to create a diverse and inclusive environment while providing career development opportunities at all levels within our organization. In addition, we understand the importance of acting as good corporate citizens of the communities in which we operate and beyond. We support these communities through charitable giving, volunteering, establishing partnerships, and using our store network to raise funds for various organizations that provide support to those in need. Giving back to communities, embracing a culture of diversity and inclusion and practicing sound ethics help make us an employer and neighbor of choice, differentiate our brand, and support profitable and responsible growth.

22 | Burlington Stores, Inc. 2018 Proxy Statement

Board Committees

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board is responsible for the appointment of committee members and committee chairs, taking into account the desires of individual members and the recommendations of the Nominating and Corporate Governance Committee and of the Chairman. Pursuant to the Guidelines, the Board considers the rotation of committee membership and chairs at appropriate intervals, although the Board does not believe that rotation should be mandated as a policy. As further described below, each committee was reconstituted by the Board effective May 1, 2017.

Each standing committee has a written charter approved by the Board. A copy of each charter is available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “Corporate Governance—Governance Documents.” The members of each standing committee, as of the date of this Proxy Statement, are identified in the following table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ted English	●	●
Jordan Hitch			●
John J. Mahoney		Chair
William P. McNamara			●
Tricia Patrick	●
Paul J. Sullivan	Chair
Mary Ann Tocio		●	Chair

Audit Committee

The purpose of the Audit Committee, as set forth in the Audit Committee charter, is primarily to assist the Board in fulfilling its oversight responsibility relating to:

•  the integrity of the Company’s financial statements and its financial reporting process;

•  the systems of internal accounting and financial controls;

•  the performance of the Company’s internal audit function and independent auditor;

•  the independent auditor’s qualifications and independence; and

•  the Company’s compliance with legal and regulatory requirements.

The Audit Committee additionally provides oversight of the Company’s ethics and compliance program.

The Audit Committee held eight meetings during fiscal 2017. Ted English was appointed as a member of the Audit Committee effective May 1, 2017. William P. McNamara relinquished his position on the Audit Committee effective as of the appointment of Mr. English. Mr. English, along with Tricia Patrick and Paul J. Sullivan, have been determined by our Board of Directors to be “audit committee financial experts” within the meaning of Item 407 of Regulation S-K promulgated under the Exchange Act, and each of them meet the requirements for financial literacy under applicable rules and regulations.

Number of Meetings held in 2017: 8 Members: Paul J. Sullivan (Chair) Ted English Tricia Patrick

Burlington Stores, Inc. 2018 Proxy Statement | 23

BOARD COMMITTEES

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are to:

•  review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance according to these goals and objectives and determine and approve the Chief Executive Officer’s compensation based on this evaluation;

•  approve total compensation for executive officers, including oversight of all related executive benefit plans;

•  recommend to the Board for approval total compensation for the members of the Board;

•  oversee the Company’s general incentive-compensation plans and equity-based plans; and

•  produce a compensation committee report on executive compensation, as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the section below entitled “Compensation Discussion and Analysis.”

The Compensation Committee held five meetings during fiscal 2017. Joshua Bekenstein relinquished his position on the Compensation Committee effective as of March 7, 2017, the date of his resignation from the Board. Effective May 1, 2017, John J. Mahoney was appointed as Chair of the Compensation Committee and Ted English and Mary Ann Tocio were appointed as members of the Compensation Committee. Jordan Hitch, Paul J. Sullivan and William P. McNamara relinquished their positions on the Compensation Committee effective as of the appointments of Mr. English and Ms. Tocio.

Number of Meetings held in 2017: 5 Members: John J. Mahoney (Chair) Ted English Mary Ann Tocio

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are to:

•  develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board such individuals as nominees to the Board for its approval;

•  oversee evaluations of the Board and the Board committees; and

•  oversee matters of corporate governance.

The Nominating and Corporate Governance Committee held three meetings during fiscal 2017. Effective May 1, 2017, Mary Ann Tocio was appointed as Chair of the Nominating and Corporate Governance Committee (replacing Jordan Hitch, who remained on and currently serves as a member of that committee) and William P. McNamara was appointed as a member of the Nominating and Corporate Governance Committee. John J. Mahoney relinquished his position on the Nominating and Corporate Governance Committee effective as of the appointment of Mr. McNamara.

Number of Meetings held in 2017: 3 Members: Mary Ann Tocio (Chair) Jordan Hitch William P. McNamara

24 | Burlington Stores, Inc. 2018 Proxy Statement

Director Compensation

Cash Retainers and Stock Awards

Each independent, non-management director receives compensation for his or her service as a director, which consists of an annual cash retainer (payable in equal quarterly installments and pro-rated for partial quarters) and an annual award of restricted stock to further align the interests of our independent, non-management directors with our stockholders.

Directors who are Company employees do not receive directors’ fees or equity grants based on their Board service. All directors, however, are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. Compensation provided to Mr. Kingsbury in his capacity as an executive officer is provided in the Fiscal 2017 Summary Compensation Table below. The Compensation Committee has the responsibility for recommending to the Board compensation for our independent, non-management directors and conducts periodic reviews to evaluate the reasonableness of our director compensation program in relation to peer companies.

For fiscal 2017, our independent, non-management directors received the following compensation:

•	A base cash retainer of $50,000;

•	An additional cash retainer of $20,000 for the Chair of the Audit Committee;

•	An additional cash retainer of $15,000 for the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee;

•	An additional cash retainer of $10,000 for non-Chair members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee;
•	An additional cash retainer of $30,000 for the Lead Independent Director; and

•	A grant of restricted stock with a market value at the time of grant of $100,000, made following the Company’s 2017 annual meeting of stockholders.

Shares of restricted stock granted to our independent, non-management directors through fiscal 2017 vest one-third on each of the three anniversaries following the grant date, subject to the director’s continued employment through the applicable vesting date. All unvested shares of restricted stock will remain unvested following any change in control; provided, however, that 100% of such shares will vest if the recipient loses his or her directorship (i) as a result of a change in control (in the case of shares of restricted stock granted prior to 2016), or (ii) within the two-year period immediately following a change in control (in the case of shares of restricted stock granted after 2015). All unvested shares of restricted stock will automatically be forfeited (and will not vest) if the recipient ceases to be a member of the Board for any reason (other than as provided above in connection with a change in control) prior to the vesting date. Each director has the right to vote shares of restricted stock but cannot dispose of them until such shares have vested, subject to such director’s compliance with our stock ownership guidelines.

Stock Ownership Guidelines

As described above, our non-employee directors are subject to stock ownership guidelines, which require ownership of shares of our common stock with a value equal to or exceeding four (4) times the annual base cash retainer paid to non-employee directors. As of the end of fiscal 2017, each non-employee director owned shares in excess of the then-applicable ownership guidelines.

Burlington Stores, Inc. 2018 Proxy Statement | 25

DIRECTOR COMPENSATION

Fiscal 2017 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joshua Bekenstein(1)	6,264	—	—	—	—	—	6,264
Ted English	64,945	100,043	—	—	—	—	164,988
Jordan Hitch	63,791	100,043	—	—	—	—	163,834
John J. Mahoney	97,527	100,043	—	—	—	—	197,570
William P. McNamara	62,527	100,043	—	—	—	—	162,570
Tricia Patrick	60,000	100,043	—	—	—	—	160,043
Paul J. Sullivan	72,527	100,043	—	—	—	—	172,570
Mary Ann Tocio	71,209	100,043	—	—	—	—	171,252

(1)	Mr. Bekenstein resigned from the Board as of March 7, 2017. As a result of his resignation, Mr. Bekenstein did not receive an annual equity grant during fiscal 2017.

(2)	Represents the pro rata portion of each director’s annual fee as compensation for services as a director and the pro rata portion of each director’s annual fee as compensation for such director’s services as a committee member, as applicable, in each case for the period of fiscal 2017 for which he or she served as a director or on the applicable committee.

(3)	Amounts shown represent the aggregate grant date fair value of awards of restricted stock. The amounts shown were calculated in accordance with FASB ASC Topic 718. Each then-serving independent, non-management director was granted an award of 1,074 shares of restricted stock pursuant to the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) on May 18, 2017, the first business day following our 2017 annual meeting of stockholders. The shares granted to each director have a grant date fair value per share of $93.15, such amount representing the closing price of our common stock on the grant date in accordance with the terms of the 2013 Incentive Plan. As of February 3, 2018, each independent, non-management director serving during fiscal 2017 had the following number of shares of unvested restricted stock outstanding: Mr. Bekenstein – 0; Mr. English – 1,958; Mr. Hitch – 2,974; Mr. Mahoney – 3,323; Mr. McNamara – 2,738; Ms. Patrick – 2,974; Mr. Sullivan – 3,441; and Ms. Tocio – 3,165.

(4)	As of February 3, 2018, Mr. Sullivan held 8,801 options to purchase shares of our common stock pursuant to an option grant Mr. Sullivan received in connection with his election to the Board in November 2012.

For fiscal 2018, the Board increased (i) the market value of the annual grants of restricted stock to be made to our independent, non-management directors following the Annual Meeting to $150,000, such grants vesting 100% on the first anniversary of the grant date; (ii) the annual base cash retainer of our independent, non-management directors to $80,000 per year; and (iii) the additional cash retainers for the Chair of the Audit Committee and the Chair of the Compensation Committee to $25,000 per year and $20,000 per year, respectively, in each case to help competitively position our director compensation with the median director compensation of the peer companies used for purposes of executive compensation, as described in the “Compensation Discussion and Analysis” section below. These changes were approved by the Board on February 21, 2018 upon the recommendation of the Compensation Committee and following the completion of a competitive market analysis by Meridian Compensation Partners LLC (“Meridian”), the Compensation Committee’s independent consultant.

26 | Burlington Stores, Inc. 2018 Proxy Statement

Proposal No. 2 — Ratification of Independent Registered Certified Public Accounting Firm

General

As described in its charter, the Audit Committee is directly responsible for the appointment, retention and termination, evaluation, compensation, review and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Audit Committee.

As part of its auditor engagement process, the Audit Committee periodically considers whether to rotate its registered public accounting firm. Deloitte & Touche LLP (“Deloitte”) has been the independent registered certified accounting firm of the Company since 1983. For fiscal 2018, the Audit Committee has again selected Deloitte as the Company’s independent registered certified public accounting firm to audit our financial statements. Deloitte rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

In engaging Deloitte for fiscal 2018, the Audit Committee conducted an evaluation and selection process that included the following:

•	Deloitte’s performance during fiscal 2017 and in previous fiscal years, including the quality of Deloitte’s services, the sufficiency of Deloitte’s resources, Deloitte’s communications skills and Deloitte’s independence and objectivity;

•	Management’s assessment of the services Deloitte provided in fiscal 2017;

•	Deloitte’s tenure as the Company’s independent registered public accounting firm and its related depth of understanding the Company’s business, operations and systems, as well as accounting policies and practices;

•	Deloitte’s approach and plan for the audit of our financial statements and the effectiveness of our internal controls over financial reporting;

•	Deloitte’s expertise and experience in the retail industry;
•	The experience, professional qualifications and education of the Deloitte engagement team;

•	A review of Deloitte’s independence program and the processes it uses to maintain independence;

•	The scope of Deloitte’s internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board and Deloitte’s peers;

•	A review of Deloitte’s recent legal or regulatory issues that may impact its ability to provide services to us;

•	The appropriateness of Deloitte’s fees for its professional services; and

•	The relative benefits, challenges, overall advisability and potential impact of selecting a different registered public accounting firm.

After thoroughly considering criteria set forth above, the Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered certified public accounting firm is in the best interests of the Company and its stockholders. Although not required, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of Deloitte’s appointment. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

Burlington Stores, Inc. 2018 Proxy Statement | 27

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by Deloitte, our independent registered certified public accounting firm, during fiscal 2017 and fiscal 2016:

	2017	2016
Audit Fees(1)	$1,640,500	$1,868,300
Audit-Related Fees(2)	$48,028	$2,500
Tax Fees(3)	$198,630	$520,335
All Other Fees	—	—
Total	$1,887,158	$2,391,135

(1)	Audit Fees—represents fees associated with the audit of the Company’s Consolidated Financial Statements on Form 10-K and the review of the Company’s quarterly Condensed Consolidated Financial Statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States) and statutory audits.

(2)	Audit-Related Fees—represents fees for other attestation services on accounting standards or transactions.

(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by Deloitte for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve Deloitte’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by Deloitte and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of Deloitte. All services provided by Deloitte during fiscal 2017 and fiscal 2016 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors and the Audit Committee

The Board of Directors and the Audit Committee unanimously recommend that the stockholders vote FOR the ratification of the appointment of Deloitte to serve as our independent registered certified public accounting firm for the fiscal year ending February 2, 2019.

28 | Burlington Stores, Inc. 2018 Proxy Statement

Audit Committee Report

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP the audited consolidated financial statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2017 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for its fiscal 2017 for filing with the SEC.

Submitted by the Audit Committee

Paul J. Sullivan, Chair

Ted English

Tricia Patrick

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Burlington Stores, Inc. 2018 Proxy Statement | 29

Proposal No. 3 — Advisory Vote on Executive Compensation

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC. This vote is commonly referred to as a “say on pay” vote.

Under the Exchange Act, stockholders must have the opportunity to cast an advisory vote on whether the “say on pay” vote should be held every year, every other year, or every three years (or to abstain). After becoming a public company in October 2013, we held a say on frequency vote at our 2014 Annual Meeting of Stockholders. In accordance with the advisory vote of our stockholders at that meeting, the Board determined that we will hold a say on pay vote every year until the next required say on frequency vote is held at our 2020 Annual Meeting of Stockholders, or until our Board of Directors otherwise determines that a different frequency for holding say on pay votes is in the best interests of our stockholders.

The Compensation Discussion and Analysis beginning on page 33 and the compensation tables and narrative discussion beginning on page 53 of this Proxy Statement describe our executive compensation program and the compensation of our named executive officers for fiscal 2017. The Board is asking our stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on variable and performance-based incentive compensation that seeks to:

•	provide each named executive officer with compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and align the interests of our executives with those of our stockholders;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that support long-term growth in stockholder value.

The Compensation Committee regularly reviews our executive compensation program to evaluate whether compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say on pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program. As noted on page 39 in the Compensation Discussion and Analysis, the Compensation Committee considered our 2017 vote results, and we engaged a number of our stockholders collectively representing over half of our outstanding shares to better understand the decline from our 2016 vote results and seek feedback regarding our executive compensation and corporate governance programs. The advisory vote serves as an additional tool to guide the Compensation Committee and the Board in designing an executive compensation program (i) to further align our executive officers’ interests with the interests of the Company and our stockholders, and (ii) that is consistent with our commitment to strong corporate governance.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

30 | Burlington Stores, Inc. 2018 Proxy Statement

Ownership of Securities

The following table describes the beneficial ownership of the Company’s common stock as of March 22, 2018 by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 67,801,128 shares of our common stock outstanding as of March 22, 2018.

NAME OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
T. Rowe Price Associates, Inc.(2)	8,794,777	12.97%
The Vanguard Group(3)	6,215,551	9.17%
Thomas A. Kingsbury(4)	851,335	1.25%
Marc Katz(5)	132,834	*
Fred Hand(6)	114,706	*
Jennifer Vecchio(7)	108,502	*
Joyce Manning Magrini(8)	61,031	*
Ted English(9)	2,400	*
Jordan Hitch(10)	4,838	*
John J. Mahoney(11)	9,342	*
William P. McNamara(12)	6,616	*
Tricia Patrick(10)	4,838	*
Paul J. Sullivan(13)	7,242	*
Mary Ann Tocio(14)	5,412	*
Executive Officers and Directors as a Group (12 persons)(15)	1,309,096	1.91%

*	Less than 1%

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power, which includes the power to vote, or to direct the voting of, such security; and/or investment power, which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (“TRP”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”) reporting that TRP has beneficial ownership as to, and sole power to dispose or direct the disposition of, all such shares of common stock, and has sole power to vote or direct the vote of 2,178,723 shares of common stock. New Horizons has beneficial ownership as to, and the sole power to vote or direct the vote of, 3,366,485 shares of common stock. The address of TRP and New Horizons is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group (“TVG”) reporting sole power to vote or direct the vote of 37,554 shares of common stock, shared power to vote or direct to vote 8,935 shares of common stock, sole power to dispose or direct the disposition of 6,174,686 shares of common stock and shared power to dispose or direct the disposition of 40,865 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of TVG, is the beneficial owner of 31,930 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of TVG, is the beneficial owner of 14,559 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The address of TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Burlington Stores, Inc. 2018 Proxy Statement | 31

OWNERSHIP OF SECURITIES

(4)	Includes (i) 495,047 shares of common stock that can be acquired upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter; and (ii) 256,962 shares of common stock underlying unvested restricted stock awards.

(5)	Includes (i) 23,162 shares of common stock that can be acquired upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter; and (ii) 38,705 shares of common stock underlying unvested restricted stock awards.

(6)	Includes (i) 48,513 shares of common stock that can be acquired upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter; and (ii) 48,705 shares of common stock underlying unvested restricted stock awards.

(7)	Includes (i) 55,569 shares of common stock that can be acquired upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter; and (ii) 36,987 shares of common stock underlying unvested restricted stock awards.

(8)	Includes (i) 27,617 shares of common stock that can be acquired upon the exercise of options exercisable on March 22, 2018 or within 60 days thereafter; and (ii) 2,160 shares of common stock underlying unvested restricted stock awards.

(9)	Includes 1,958 shares of common stock underlying unvested restricted stock awards.

(10)	Includes 2,974 shares of common stock underlying unvested restricted stock awards.

(11)	Includes 3,323 shares of common stock underlying unvested restricted stock awards.

(12)	Includes 2,738 shares of common stock underlying unvested restricted stock awards.

(13)	Includes 3,441 shares of common stock underlying unvested restricted stock awards.

(14)	Includes 3,165 shares of common stock underlying unvested restricted stock awards.

(15)	Includes our current directors (Ms. Patrick, Ms. Tocio and Messrs. Kingsbury, English, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Ms. Magrini, Ms. Vecchio and Messrs. Kingsbury, Katz and Hand).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires a company’s officers and directors and persons who own more than 10% of a company’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms and written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer timely complied with all Section 16(a) filing requirements during fiscal 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

The 2013 Incentive Plan was adopted in connection with our initial public offering in 2013 (the “IPO”) and amended and restated effective May 17, 2017. Securities have been issued under both the 2006 Management Incentive Plan (the “2006 Incentive Plan”) (through the termination of such plan in April 2016) and the 2013 Incentive Plan. The following table presents aggregated information regarding the 2006 Incentive Plan and the 2013 Incentive Plan at February 3, 2018:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity Compensation Plans Approved by Security Holders	2,579,831	$39.79	4,968,793
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	2,579,831	$39.79	4,968,793

For additional information concerning our equity compensation plans, see Note 12 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our Fiscal 2017 10-K.

32 | Burlington Stores, Inc. 2018 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.

•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our employees. We seek to attract and develop the most talented people in retail. We believe that our executive compensation program reflects our Core Values, and promotes the achievement of specific annual and long-term goals by our executive management team, further aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers serving as of fiscal 2017 year end. These individuals are referred to collectively as our named executive officers.

The following table identifies our named executive officers, as well as the current positions held by such individuals:

Name	Title
Thomas A. Kingsbury	Chairman, President and Chief Executive Officer
Marc Katz	Chief Financial Officer/Principal
Fred Hand	Chief Customer Officer/Principal
Jennifer Vecchio	Chief Merchandising Officer/Principal
Joyce Manning Magrini	Executive Vice President – Human Resources

The specific amounts paid or payable to our named executive officers are disclosed in the tables and narratives following this Compensation Discussion and Analysis. The following discussion cross-references tabular and narrative disclosures where appropriate.

Fiscal 2017 Business Performance

For fiscal 2017, we continued to focus on the implementation of our three stated long-term growth strategies. These strategies are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage:

•	Driving Comparable Store Sales Growth

•	Expanding, Modernizing and Optimizing Our Store Fleet

•	Enhancing Operating Margins

By executing against initiatives that support these strategies, we believe our business performed well in fiscal 2017. Highlights of fiscal 2017 compared with fiscal 2016 include the following:

•	We generated total revenues of $6,110.0 million compared with $5,591.0 million in fiscal 2016

•	Net sales improved $518.7 million to $6,084.8 million (inclusive of a 3.4% comparable store sales increase)

•	We generated net income of $384.9 million compared with $215.9 million in fiscal 2016

•	Adjusted Net Income on a 52 week basis, excluding the estimated impact of 2017 Tax Reform, was $4.37 per share compared with $3.27 last year

Burlington Stores, Inc. 2018 Proxy Statement | 33

EXECUTIVE COMPENSATION

•	Adjusted EBITDA improved $111.5 million to $696.1 million

•	Adjusted EBIT improved $93.5 million to $518.3 million

•	We opened 37 net new stores

A reconciliation of Adjusted EBITDA Adjusted Net Income and Adjusted EBIT to the most directly comparable GAAP financial measure (i.e., disclosure regarding how the Company calculates each such measure from its audited financial statements) is contained in the section of our Fiscal 2017 10-K entitled “Key Performance Measures” beginning on page 31. A reconciliation of Adjusted Net Income per Share on a 52 week basis, excluding the estimated impact of 2017 Tax Reform, to the most directly comparable GAAP financial measure is contained in Annex A attached to this Proxy Statement.

As a result of our cash flow from operations and capital allocation plan, we were also able to return value to our stockholders during fiscal 2017 through $282.5 million in share repurchases. Since going public in October 2013 at $17 per share, the price of our common stock has increased significantly. On February 2, 2018, the last trading day of fiscal 2017, the closing price of our common stock was $115.75 per share and on March 22, 2018 (the record date), the closing price of our common stock was $129.85 per share.

Compensation Philosophy and Objectives

Our objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values. To achieve that objective, our program is designed to:

•	provide each named executive officer with compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and align the interests of our executives with those of our stockholders;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that support long-term growth in stockholder value.

The Compensation Committee of our Board (the “Committee”) reviews our executive compensation program on an ongoing basis, including our compensation philosophy and objectives.

34 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Target Compensation Mix

A significant portion of the targeted annual compensation for our named executive officers is performance-based and/or subject to forfeiture (“at-risk”). Performance-based compensation is comprised of annual cash incentives, which reward annual performance measured against pre-established performance objectives linked to the Company’s internal operating plan, and stock options, which are inherently performance-based, as any future realizable value is dependent on stock price appreciation following the grant date. At-risk compensation is delivered through annual cash incentives, stock options and restricted stock awards. Restricted stock is considered by the Committee to be at-risk due to the subsequent vesting period and the realizable value of the awards being dependent on our future stock price performance. The Committee promotes a pay-for-performance philosophy and alignment between the interests of our named executive officers and our stockholders by linking pay to our operating and stock price performance.

The chart below illustrates Mr. Kingsbury’s target annual compensation mix for fiscal 2017. As reflected in the chart, approximately 70% of total target annual compensation was performance-based and approximately 86% of the total target annual compensation for Mr. Kingsbury was “at-risk”.

The chart below illustrates the average fiscal 2017 target annual compensation mix for our named executive officers other than Mr. Kingsbury. Equity component targets exclude Mr. Katz’s retention award and prorated LTIP grants made to Mr. Katz, Mr. Hand and Ms. Vecchio in connection with their promotions effective as of the

Burlington Stores, Inc. 2018 Proxy Statement | 35

EXECUTIVE COMPENSATION

beginning of fiscal 2017, each as further described below. As reflected in the chart, approximately 62% of the average total target annual compensation was performance-based and approximately 75% of the average total target annual compensation for our named executive officers, other than Mr. Kingsbury, was “at risk.”

CEO Compensation and Cumulative Stockholder Return

The chart below illustrates Mr. Kingsbury’s compensation (as set forth in the Summary Compensation Table for the applicable year) and the cumulative return to stockholders from the beginning of fiscal 2014, the first full year following our IPO, through the end of fiscal 2017. We believe the chart illustrates the strong correlation between CEO pay and the returns we are delivering to our stockholders.

36 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Executive Compensation Highlights

We are proud of our accomplishments in fiscal 2017. In addition to our strong financial performance, we took steps to strengthen our long-term executive succession planning. We also took action to further align our executive compensation program with the long-term interests of our stockholders.

Annual Incentive Plan Drives Strong Financial Performance

•	The performance metrics under our Annual Incentive Plan are Adjusted Net Income Per Share, which amounted to $4.28 per share for fiscal 2017 (compared with a target of $3.79 per share), and Comparable Store Sales Percentage, which amounted to 3.4% for fiscal 2017 (compared with a target of 3.75%). Based on these results, each of our named executive officers earned an award under the Annual Incentive Plan for fiscal 2017 equal to 120.65% of such named executive officer’s applicable target award. The payout under our Annual Incentive Plan for fiscal 2017 is described more fully under the caption below entitled “Annual Incentive Awards.”

Strengthened Executive Succession Planning

•	The Committee and the Board took several actions to facilitate long-term succession planning and retention. As described above, effective at the beginning of fiscal 2017, Jennifer Vecchio, Marc Katz and Fred Hand were promoted to newly-created leadership positions. Ms. Vecchio is now our Chief Merchandising Officer/Principal, and is responsible for managing our merchandising and planning and allocation organizations. Mr. Katz is now our Chief Financial Officer/Principal, and is responsible for managing our finance, legal, information technology and supply chain organizations. Mr. Hand is now our Chief Customer Officer/Principal, and is responsible for managing our stores, real estate and marketing organizations. In connection with these promotions, the Committee made certain equity grants to, and increased the annual base salary, Annual Incentive Plan target and Long-Term Incentive Program (“LTIP”) target of, each executive. In addition, Ms. Vecchio’s employment agreement was amended in May 2017 to harmonize its terms with the terms of our employment agreements with Messrs. Hand and Katz. All of these actions are discussed in greater detail below.

Further Alignment of Executive Compensation Program with Stockholder Interests

•	At the Company’s 2017 Annual Meeting of Stockholders, stockholders approved the Company’s amended and restated 2013 Omnibus Incentive Plan. The amended and restated plan contains a number of changes that the Board believes are consistent with the interests of stockholders and sound corporate governance practices, including a “fungible share” counting methodology; a prohibition on liberal share counting; a limit on non-employee director awards and compensation; and a prohibition on the payment of dividends before the vesting of the underlying award.

•	During fiscal 2017, we repurchased $282.5 million of our common stock, continuing a share repurchase program that offsets the dilutive effect of our equity compensation. On August 16, 2017, the Board authorized the repurchase of up to an additional $300 million of common stock.

•	As described above under the caption entitled “Stock Ownership Guidelines,” in February 2018, the Compensation Committee increased the existing stock ownership guideline for our Chief Executive Officer and adopted stock ownership guidelines for the officers directly reporting to our Chief Executive Officer. These guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six times his or her then-current base salary (increased from four times base salary); and (ii) each officer directly reporting to our Chief Executive Officer should own shares of our common stock with a value equal to or exceeding three times his or her then-current base salary.

Burlington Stores, Inc. 2018 Proxy Statement | 37

EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

The Company’s executive compensation program includes key features that we believe align further the interests of our named executive officers with our stockholders.

What We Do
Align Pay with Company Financial Performance	✓	The compensation program for our named executive officers is designed to align pay with actual Company results.
Balance Short-Term and Long-Term Incentives	✓	Our compensation program provides an appropriate balance of short-term and long-term incentives.
Say on Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our say on pay vote (see Proposal 3).
Compensation Consultant	✓	The Committee directly engages an independent compensation consultant.
Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis. Based on that assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.
Independent Compensation Committee	✓	The Board has determined that each member of the Committee is independent under the criteria established by the NYSE for director independence and meets the additional independence requirements of the NYSE applicable to Committee members.
Stock Ownership Guidelines	✓	We have stock ownership guidelines which provide that (i) our CEO should own shares of our common stock valued at a 6x multiple of annual base salary; (ii) each officer directly reporting to our CEO should own shares of our common stock valued at a 3x multiple of annual base salary; and (iii) our non-employee directors should own shares of our common stock valued at a 4x multiple of annual base cash retainer.
Award Limits	✓	Annual Incentive Plan payouts for our named executive officers are subject to limits on maximum payout.
Compensation Recoupment Policy	✓	We have a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company.
Regularly Review Share Utilization	✓	Management and the Committee periodically evaluate overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

What We Don’t Do
No Excise Tax Gross-Ups	×	In the event of a change in control, none of our named executive officers are entitled to a tax gross-up of any excise taxes imposed.
No Stock Options Granted Below Fair Market Value	×	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.
No Repricing Without Stockholder Approval	×	The 2013 Incentive Plan prohibits amendments that would decrease the minimum option price of any stock option or SAR or award any stock option or SAR in replacement of a canceled stock option or SAR with a higher exercise price than the replacement award, in either case without stockholder approval.
No Hedging or Pledging of Company Stock	×	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.
No Automatic“Single-Trigger” Vesting	×	In the event of a change in control, our grants of stock options (from and after December 2015) and restricted stock contain a “double trigger” – meaning that both a change in control and qualifying termination of employment must occur for automatic vesting.
No Pension Plans or SERPs	×	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs).
No Guaranteed Bonuses or Salary Increases	×	We do not guarantee salary increases or provide guaranteed bonuses to any of our executive officers.
No Change in Control Severance Arrangements	×	We have no severance arrangements specific to a change in control.
No Evergreen Provision or Reload Options in 2013 Incentive Plan	×	The 2013 Incentive Plan does not provide for automatic share additions during its term nor does it provide for the ability to grant reload options.

38 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

2017 Stockholder Say on Pay Vote and Stockholder Outreach

We view a continuing, constructive dialogue with our stockholders as important to keeping us informed on stockholder views regarding executive compensation and corporate governance. Our stockholder outreach efforts undertaken in connection with the Annual Meeting included engaging a number of our stockholders collectively representing over half of our outstanding shares. The stockholders that we reached out to either arranged for individual discussions with us, directly provided us with feedback or informed us that a meeting is not necessary.

Although stockholders supported our 2017 say on pay vote, with approximately 78% of votes cast in favor, the level of support was significantly lower as compared to the approval of approximately 99% of the votes cast for our 2016 say on pay vote. The purpose of our outreach efforts was to better understand this decline and seek feedback regarding our executive compensation and corporate governance programs. Our engagement team was comprised of leaders from our human resources, investor relations and legal departments, as well as independent directors as appropriate. Given the commitment of the entire Board to understanding the perspectives of our stockholders and to considering direct stockholder feedback, we believe that such engagement keeps our Board informed of stockholders’ priorities and allows the Board to address stockholder feedback effectively.

In the course of the outreach process, we listened to and considered the suggestions of our stockholders to further enhance our executive compensation and corporate governance practices. After considering this feedback and the results of our 2017 say on pay vote, the Committee did not make any specific changes to the Company’s executive compensation program, but the Committee is considering changes for fiscal 2019. The Committee recognizes that pay practices continue to evolve, and the Committee intends to continue to refine our executive compensation program in its ongoing effort to design an executive compensation program that supports long-term stockholder value creation and our company culture.

Leadership Succession and Management Development

The Board and the Committee recognize that retention of highly-qualified leadership talent is critical to our continued strong performance and to successful succession planning. The Board (or a special committee of directors appointed by the Board) is responsible for the succession planning of the Chief Executive Officer, including succession in the event of an emergency, and periodically reviews the succession plan and identifies potential successors for the Chief Executive Officer.

The Chief Executive Officer reviews succession planning and management development for executive vice presidents and officers above that level (other than the Chief Executive Officer) with the Committee and/or the Board on an annual basis. As part of this process, succession candidates for senior leadership positions are considered, taking into account demonstrated performance, leadership qualities and potential to take on more complex responsibilities, and various factors are reviewed, including: the potential retention risk regarding incumbent senior executives and the identified succession candidates, the competitive landscape for executive talent, the specific succession planning time horizon for each senior executive position, and the extent of disruption likely to be caused by unplanned attrition. The Board is focused on managing the succession process to appropriately address leadership succession while protecting the interests of our stockholders. The Board believes that it is in the best interests of the Company and its stockholders to stage the succession of its leadership team properly so that the Board is able to undertake a thoughtful and deliberate approach to succession planning and to support an orderly transition to new leadership. More broadly, the Board and the Committee are regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

We operate in a highly competitive industry and, due to our strong performance, our senior executives are recognized as leaders with backgrounds, depth of experience and management skill sets that are attractive to competitors. The Committee believes that these executives have visibility as high-performing leaders and may be presented with other career opportunities from time to time. If the Committee believes it to be necessary, it will take appropriate compensation actions to reinforce succession planning. Such actions are designed to (i) motivate the executive to forego outside career opportunities; (ii) generate value for the recipient only if he or she remains employed by us for the period of time deemed optimal for succession planning purposes; (iii) ensure a smooth

Burlington Stores, Inc. 2018 Proxy Statement | 39

EXECUTIVE COMPENSATION

transition of senior executives in key leadership positions; and/or (iv) provide for transition periods that will guard against competitive harm to us at the time of a key executive’s departure. The Committee considers succession-related actions within the context of our commitment to align pay and performance.

Succession-Related Actions

The Committee and the Board have taken several actions to facilitate long-term succession planning, accommodate our recent and projected growth, and recognize key executives who have made significant contributions to the Company’s success and retention. As described above, effective as of the beginning of fiscal 2017, Ms. Vecchio was promoted to Chief Merchandising Officer/Principal, Mr. Katz was promoted to Chief Financial Officer/Principal and Mr. Hand was promoted to Chief Customer Officer/Principal. In connection with these actions, and to strengthen retention, reward superior past performance and provide increased compensation to reflect the assumption of additional responsibilities, the Committee adjusted each named executive officer’s compensation as further described below.

The promotions of Ms. Vecchio and Messrs. Katz and Hand were designed to secure our future leadership for the long-term by facilitating the development of a strong line of succession candidates to support an orderly CEO transition, an effort which we commenced in 2014. At that time, the most critical point identified by the Board in the succession process was to secure the services of Mr. Kingsbury and assure leadership stability so that we are in a position to achieve an orderly CEO transition. Under the leadership of Mr. Kingsbury, who became our President and Chief Executive Officer in 2008, we have experienced strong sustained performance and consistent growth and delivered significant value to our stockholders.

In December 2014, we entered into an amendment to Mr. Kingsbury’s employment agreement, which provides for retention incentives to secure his continued employment through July 2019. Mr. Kingsbury’s employment agreement is more fully described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The Board will continue to focus on planning for Mr. Kingsbury’s succession throughout fiscal 2018.

Process for Setting Executive Officer Compensation

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our named executive officers, including the design and implementation of our executive compensation program, and designing our executive compensation program so that it is aligned with our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our named executive officers. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our named executive officers. The Committee, in conjunction with the CEO’s evaluation of our other named executive officers, evaluates the performance of such officers in light of those goals and objectives. The independent directors, in consultation with the Committee, evaluate the performance of our CEO.

In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance; individual executive performance and responsibilities; market data; competitiveness and peer practices; its experience with the existing compensation program; results of our advisory votes on executive compensation and other stockholder feedback; recruitment, retention and succession planning; contractual obligations; promotions, organizational changes; relocations; and transitional roles.

40 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

The Committee maintains an annual cycle of executive compensation actions and addresses special actions in connection with management changes; employment agreements and executive benefits; and other Committee charter responsibilities. The Committee reviews and approves elements of compensation for our named executive officers on the schedule below:

By the beginning of the fiscal year	• Review and approve peer group changes (if any) for new fiscal year

By the end of the first fiscal quarter	• Establish award opportunities and goals for Annual Incentive Plan • Grant long-term incentive awards • Approve salary adjustments

After the fiscal year-end	• Certify performance results for completed performance cycle for Annual Incentive Plan

Role of Independent Compensation Consultant

The Committee engages an independent consultant to assist in its deliberations and decision-making regarding executive compensation. The Committee’s consultant provides current market research and analyses against which executive compensation programs and proposals can be evaluated, including a review of competitive market trends and design practices, a review of the Company’s peer group, and market benchmarking. The Committee has sole authority to retain and terminate its consultant and sole authority to approve the fees and other terms of the engagement of its consultant.

Korn Ferry Hay Group (“Hay Group”) served as the Committee’s independent compensation consultant in fiscal 2016 and, during that year, Hay Group conducted a competitive assessment of the compensation of our executive vice presidents and Mr. Kingsbury. The Committee’s decisions with respect to the compensation adjustments made in connection with the promotions of Ms. Vecchio and Messrs. Katz and Hand, as well as those reflected in the January 2017 amendment of Mr. Kingsbury’s employment agreement, were informed by these assessments and other compensation considerations.

In May 2017, the Committee decided to identify a new independent compensation consultant in order to take a fresh look at our executive compensation programs. After reviewing a number of proposals, the Committee decided to retain Meridian as its independent consultant in August 2017, replacing Hay Group. Meridian reports, and Hay Group reported, directly to the Committee and will, in addition to performing the services described above, assist the Committee on director compensation matters. Neither Hay Group nor Meridian worked for the Company’s management in any capacity in fiscal 2017. The Committee assessed the independence of Meridian and Hay Group from management in accordance with SEC rules and the listing standards of the NYSE and concluded that the work of Meridian and Hay Group did not raise any conflict of interest in connection with their respective service as independent consultant to the Committee.

As part of the Committee’s responsibility to review the extent to which our compensation policies and practices may encourage employees to take risks that could have a material adverse effect on us, the Committee directed Meridian to complete a comprehensive review of our compensation policies and practices and reviewed it with the Committee. As described below under the caption entitled “Compensation-Related Risk” on page 52, upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

Burlington Stores, Inc. 2018 Proxy Statement | 41

EXECUTIVE COMPENSATION

Role of Peer Companies and Benchmarking

In November 2015, in anticipation of setting compensation strategies for fiscal 2016, Hay Group assisted the Committee in the establishment and evaluation of a compensation peer group. The peer group developed by the Committee, working with Hay Group, is as follows:

•	Abercrombie & Fitch Co.

•	American Eagle Outfitters, Inc.

•	Ascena Retail Group, Inc.

•	Big Lots, Inc.

•	Chico’s FAS, Inc.

•	Dick’s Sporting Goods, Inc.

•	Dillard’s, Inc.

•	DSW Inc.
•	Foot Locker, Inc.

•	The Men’s Wearhouse, Inc.

(now known as Tailored Brands, Inc.)

•	The Michaels Companies, Inc.

•	Ross Stores, Inc.

•	ULTA Salon, Cosmetics & Fragrances, Inc.

•	Urban Outfitters, Inc.

•	Williams-Sonoma, Inc.

The Committee determined that the above group was an appropriate peer group based on criteria that included the following: annual revenues; company performance; industry/business; similar customer demographics and competition for talent.

The Committee reviews the companies included in the peer group on an annual basis and in so doing considers information provided by the Committee’s independent consultant and management. The Committee re-evaluated the composition of the peer group in November 2017 and, after considering information provided by Meridian, determined that it remained appropriate and that changes were not necessary. The median trailing twelve month revenue for the peer group is $5.3 billion and the median trailing 20-trading-day average market cap as of March 22, 2018 is $3.4 billion.

The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to provide meaningful comparisons to market compensation levels. The Committee will consider comparative compensation data of the companies in our peer group as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation.

While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it appropriate to establish compensation levels based only on such practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance and peer compensation levels. The factors that influence the amount of compensation awarded include those discussed under the caption above entitled “Role of the Compensation Committee.”

Role of Management

Our CEO makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the CEO for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our named executive officers. Our named executive officers do not play a role in their own compensation determinations.

The Committee meets in executive session (without our management directors present) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program.

42 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our named executive officers. The differences in pay between the named executive officers relative to each other as well as the CEO are based on various factors, including market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide annual compensation to our named executive officers through a combination of:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives; and

•	Retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of annual executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each named executive officer’s role and strategic value to the organization as further described in the table below. The Committee occasionally grants other types of awards in special circumstances to reward superior past performance or support recruitment, succession planning, and retention objectives.

Element of Pay	Designed to Reward	Alignment with Objectives
Base Salary	• Experience, knowledge in industry, duties, scope of responsibility and individual performance.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve our overall performance.
Annual Cash Incentives

•  Success in achieving or exceeding specific annual performance goals and objectives using metrics approved by the Committee and that they believe are appropriate measures of operational and financial performance.

• Motivates executives to achieve specific performance goals and objectives.
Long-Term Equity Incentives	• Attainment of company performance over time, stockholder value creation and success in long-term growth and development.

•  Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value.

•  Potentially the largest pay component which provides an opportunity for significant compensation enabling us to attract and retain talented executives.

The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers. Actual annual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Committee considers, among other things, the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.

Base Salary

Our goal is to provide our named executive officers with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed by the Committee annually and at the time of promotion or other change in responsibilities. Generally, in making a determination of whether to make base salary adjustments, the Committee considers the following factors:

•	individual performance;

•	experience with us and industry knowledge;

Burlington Stores, Inc. 2018 Proxy Statement | 43

EXECUTIVE COMPENSATION

•	duties and scope of responsibilities;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the chief executive officer.

In addition, the Committee considers internal pay equity within our organization and, when reviewing the base salaries of our named executive officers, their current aggregate compensation.

Pursuant to the January 2017 amendment of Mr. Kingsbury’s employment agreement, Mr. Kingsbury’s annual base salary was increased to $1,300,000 (from $1,170,283) effective as of January 22, 2017. The Board determined that the compensation adjustments included in the amendment, including the base salary increase, were appropriate after considering the input of Hay Group and the benchmarking data and in light of our strong sustained performance, consistent growth and delivery of significant stockholder value under Mr. Kingsbury’s leadership.

In connection with their promotions effective at the beginning of fiscal 2017, the Committee reviewed the base salaries of Ms. Vecchio and Messrs. Katz and Hand. After considering benchmarking data and internal pay equity considerations, as well as the desire to retain these executives for the long-term as our top leaders, reward superior past performance and provide increased compensation to reflect the assumption of additional responsibilities, the Committee increased: (i) Ms. Vecchio’s base salary from $681,260 to

$775,000; and (ii) Messrs. Katz and Hand’ base salaries from $659,200 to $750,000, in each case effective as of the beginning of fiscal 2017.

The Committee reviewed the base salaries of each of the named executive officers following the end of fiscal 2016 and, pursuant to its review, increased the then-current base salary of Ms. Magrini by 5.3% (from $474,669 to $500,000) effective on or about April 30, 2017. In light of the salary increases received by Ms. Vecchio and Messrs. Kingsbury, Katz and Hand described above, no adjustments were made to the then-current base salary of any of these executives in connection with the Committee’s review.

Annual Incentive Awards

2017 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our named executive officers. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The Committee believes that annual incentive awards encourage our named executive officers to focus on specific short-term business and financial goals, without sacrificing our long-term objectives. The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our Annual Incentive Plan provides for measurable, rigorous performance targets that are designed to be achievable but challenge our executives to drive business results that produce stockholder value.

Under our Annual Incentive Plan, the Committee approves each named executive officer’s annual incentive target, which is expressed as a percentage of his or her base salary in effect at the end of the fiscal year. The annual incentive target, applicable base salary and target award (equal to the annual incentive target multiplied by the named executive officer’s applicable base salary) for each of our named executive officers under our 2017 Annual Incentive Plan is set out below. In connection with their promotions effective at the beginning of fiscal 2017, the Committee increased the annual incentive targets for Mr. Katz, Mr. Hand and Ms. Vecchio from 75% to 100%, and such increases were effective with respect to our 2017 Annual Incentive Plan.

44 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Named Executive Officer	Annual Incentive Target	Base Salary At End of Fiscal 2017	Target Award
Thomas A. Kingsbury	150%	$1,300,000	$1,950,000
Marc Katz	100%	$750,000	$750,000
Fred Hand	100%	$750,000	$750,000
Jennifer Vecchio	100%	$775,000	$775,000
Joyce Manning	75%	$500,000	$375,000

As described below, each named executive officer’s annual incentive award is based on our achievement of the following two performance goals: (i) Adjusted Net Income Per Share (“ANI Per Share”) and (i) Comparable Store Sales Percentage (“Comp Sales Percentage”). The Committee believes that these metrics closely align our named executive officers’ interests with our stockholders’ interests. The Committee believes that ANI Per Share is an appropriate and primary indicator to our stockholders of overall business health, and its inclusion as a performance goal achieves our desire to use a measure of profitability that drives stockholder value creating behaviors. The second measure, Comp Sales Percentage (a growth metric comparing, and requiring improvement over, last year’s performance), focuses our executives on both strengthening our core business and driving revenue growth.

ANI Per Share is Adjusted Net Income (defined as net income (loss), exclusive of the following items: (i) net favorable lease amortization; (ii) costs related to debt amendments and secondary offering; (iii) stock option modification expense; (iv) loss on extinguishment of debt; (v) impairment charges; (vi) amounts related to certain litigation; (vii) advisory fees; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income) divided by the number of fully diluted shares outstanding as of the last day of the performance period. Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position. In Note 11 (entitled “Net Income Per Share”) to our February 3, 2018 Consolidated Financial Statements, we disclose the calculation of net income per diluted share, the most directly comparable GAAP financial measure to Adjusted Net Income per Share, from our audited financial statements. A reconciliation of Adjusted Net Income to the most directly comparable GAAP financial measure (i.e., disclosure regarding how the Company calculates each such measure from its audited financial statements) is contained in the section of our Fiscal 2017 10-K entitled “Key Performance Measures” beginning on page 31.

Comp Sales Percentage is the percentage growth in Comparable Store Sales (defined as sales of those stores, including online sales, commencing on the first day of the fiscal month one year after the end of their grand opening activities, which normally conclude within the first two months of operations) over the previous fiscal year.

The Weighting Percentage for each measure is as follows:

Measure	Weighting Percentage
ANI Per Share	50%
Comp Sales Percentage	50%

Based on the Company’s achievement of the performance goals, each named executive officer’s award may range from 0% to no more than 300% of their target award. ANI Per Share attainment and Comp Sales Percentage attainment are measured separately, and achievement of the ANI Per Share component is not required in order to qualify for the Comp Sales Percentage component (and vice versa).

In March 2017, the Committee established $3.79 (based on a 52 week fiscal year and excluding the impact of the accounting change for stock-based compensation) as the target ANI Per Share for fiscal 2017. After considering the estimated impact of 2017 Tax Reform on ANI Per Share, the Committee determined to exclude the benefits from 2017 Tax Reform for purposes of determining ANI Per Share for fiscal 2017 except for the benefit relating to one of the Company’s tax planning initiatives.

Burlington Stores, Inc. 2018 Proxy Statement | 45

EXECUTIVE COMPENSATION

The Committee also established Percentage of Target ANI Per Share Attainment levels and related ANI Per Share Payout Percentages with respect to the threshold, target and maximum performance levels applicable for fiscal 2017. Each named executive officer’s actual ANI Per Share Payout Percentage is determined through linear interpolation based on the table below and the percentage of the Target ANI Per Share that we attain. The ANI Per Share Payout Percentage is capped at 300%.

Percentage of Target ANI Per Share Attainment	ANI Per Share Payout Percentage
163.8%	300%
108.0%	125%
100%	100%
94.3%	75%
88.5%	50%
Less than 88.5%	0%

In March 2017, the Committee established 3.75% (based on a 52 week fiscal year) as the Comp Sales Percentage target. The Committee also established Comp Sales Percentages and related Comp Sales Payout Percentages with respect to the threshold, target and maximum performance levels applicable for fiscal 2017. Each named executive officer’s actual Comp Sales Payout Percentage is determined through linear interpolation based on the table below and the actual Comp Sales Percentage that we attain. The Comp Sales Payout Percentage is capped at 300%.

Comp Sales Percentage	Comp Sales Payout Percentage
0.00%	0%
1.88%	75%
3.75%	100%
4.75%	125%
5.75%	150%
6.75%	175%
7.75%	200%
8.75%	225%
9.75%	250%
10.75%	275%
11.75%	300%

Awards made to named executive officers under our Annual Incentive Plan are equal to the sum of (A) + (B), where:

(A)	is the amount equal to the product of: (i) the ANI Per Share Payout Percentage, times (ii) the ANI Per Share Weighting Percentage, times (iii) the named executive officer’s Target Award; and

(B)	is the amount equal to the product of: (x) the Comp Sales Payout Percentage, times (y) the Comp Sales Percentage Weighting Percentage, times (z) the named executive officer’s Target Award.

Notwithstanding this formula, the Committee has absolute discretion to reduce, or eliminate entirely, any award. In exercising its discretion to reduce the amount of an award, the Committee may take into account the named executive officer’s individual performance rating recommended by Mr. Kingsbury (or, in the case of Mr. Kingsbury, the independent directors in consultation with the Committee).

46 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Following the conclusion of fiscal 2017, the Committee assessed whether and to what extent the performance goals for the year were met. Our performance in fiscal 2017 with respect to the performance goals was as follows:

Metric	Actual	Percentage of Target (1)	Payout Percentage
ANI Per Share	$4.28	114.5%	145.6%
Comp Sales Percentage	3.4%	91.4%	95.7%
(1)	In determining Percentage of Target ANI Per Share Attainment, the Committee, consistent with the historical design of the annual incentive program, excluded from actual performance and target performance the accrual of amounts for payment under the Annual Incentive Plan for the performance period.

In addition each named executive officer received a performance rating of at least “Meets Expectations.” In making these determinations, the independent directors, in consultation with the Committee, reviewed Mr. Kingsbury’s personal performance in fiscal 2017, and Mr. Kingsbury reviewed personal performance in fiscal 2017 with respect to Ms. Vecchio, Ms. Magrini and Messrs. Katz and Hand.

Based on Company and individual performance, the Committee did not exercise discretion to reduce any award. Accordingly, our named executive officers earned the following awards under the Annual Incentive Plan for fiscal 2017, which were calculated in accordance with the formula set forth above:

Named Executive Officer	Award
Thomas A. Kingsbury	$2,352,578
Marc Katz	$904,838
Fred Hand	$904,838
Jennifer Vecchio	$934,999
Joyce Manning	$452,419

The range of potential payouts under the Annual Incentive Plan for each of our named executive officers is presented below in the Fiscal 2017 Grants of Plan-Based Awards Table. The actual Annual Incentive Plan awards earned by each named executive officer in fiscal 2017 are also reported below in the Fiscal 2017 Summary Compensation Table.

Long-Term Incentives

The Committee believes that long-term incentives are a component of compensation that helps us to attract, retain and motivate our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on long-term goals. We grant long-term incentives to our named executive officers under the 2013 Incentive Plan, which was adopted in connection with our IPO and amended and restated effective May 17, 2017. Under the 2013 Incentive Plan, the Committee is authorized to grant a variety of awards, including restricted stock or stock options to purchase our common stock. More details about the stock options and restricted stock granted to our named executive officers are set out in the tables that follow this discussion.

In fiscal 2014, the Committee developed our Long-Term Incentive Program (“LTIP”) whereby our named executive officers may be eligible to receive a grant of Company equity with a target value equal to a percentage of their annual base salary (which we refer to as the “equity incentive percentage”) each year. The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations are informed by assessments conducted by the Committee’s independent compensation consultant, peer group market data and alignment with our compensation philosophy.

Burlington Stores, Inc. 2018 Proxy Statement | 47

EXECUTIVE COMPENSATION

For 2017, the Committee approved each named executive officer’s equity incentive percentage target (expressed as a percentage of his or her base salary) as set forth in the below table.

Named Executive Officer	Equity Incentive Percentage Target	Target LTI Value
Thomas A. Kingsbury	450%	$5,850,000
Marc Katz	225%	$1,687,500
Fred Hand	225%	$1,687,500
Jennifer Vecchio	225%	$1,743,750
Joyce Manning	125%	$625,000

Seventy-five percent (75%) of each named executive officer’s target LTI value is allocated to stock options and 25% of each named executive officer’s target LTI value is allocated to restricted stock.

The grant of stock options supports the Committee’s philosophy that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation. Each named executive officer realizes value from stock options only to the extent our share price is greater than the option exercise price (which is set at our share price on the date of grant) and the named executive officer is employed through the vesting period. In contrast, if our share price declines below the exercise price of a stock option granted to a named executive officer, the named executive officer would realize no value under the stock option.

The restricted stock is subject to time-based vesting and provides a retention incentive for our named executive officers and an incentive to increase stockholder value.

The Committee routinely evaluates and considers the type of awards granted under our LTIP and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

In connection with their promotions effective as of the beginning of fiscal 2017, the LTIP equity incentive percentage targets for Ms. Vecchio and Messrs. Katz and Hand were increased to 225%, as described in the table above. To reflect these increases, the Committee granted each executive a prorated LTIP grant on January 30, 2017 in the following amounts:

Named Executive Officer	Shares of Restricted Stock	Options
Marc Katz	1,300	8,970
Fred Hand	1,300	8,970
Jennifer Vecchio	1,344	9,269

Each of Ms. Vecchio and Messrs. Katz and Hand remained eligible to receive a full LTIP grant in 2017 at the time the annual LTIP grants were made to other officers of the Company. 2017 LTIP grants were made on May 1, 2017, and the Committee approved LTIP Awards to each named executive officer as follows:

Named Executive Officer	Shares of Restricted Stock	Options
Thomas A. Kingsbury	14,785	102,015
Marc Katz	4,265	29,428
Fred Hand	4,265	29,428
Jennifer Vecchio	4,407	30,409
Joyce Manning	1,500	10,347

48 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Options granted pursuant to an LTIP Award are made at fair market value. In addition, both the options and the restricted stock awards vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date.

The LTIP Awards granted to Mr. Kingsbury are subject to special vesting conditions, which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Retention Awards

From time to time, the Committee may award a special equity grant to one or more of our named executive officers and other key leaders in our organization to encourage retention. These awards generally are provided in the form of restricted stock that vests after a period of continued service, and are designed to facilitate the development of a strong line of succession candidates for key leadership roles to support an orderly transition to the next generation of Company leaders. The Committee granted 30,000 shares of restricted stock to Mr. Katz on January 30, 2017 that vest 100% on January 30, 2021, subject to Mr. Katz’s service through such date. The Committee believes that Mr. Katz has a key role in the achievement of our short and long-term business objectives, and it determined that this grant was necessary to retain the continued service of Mr. Katz over the next several years. In addition, the grant was designed to maintain a degree of equity among our principal officers in light of prior grants made to Mr. Hand and Ms. Vecchio, as well as to reward superior past performance and provide increased compensation to reflect the assumption of additional responsibilities by Mr. Katz. The Committee believes that the grant will further incent Mr. Katz to drive long-term stockholder value, as the actual value of these grants to the executive is directly tied to the long-term appreciation of our stock price.

Benefits and Perquisites

Our executive compensation program includes limited perquisites, which are subject to Committee review and approval, and broad-based benefits.

The perquisites and benefits included in our executive compensation program represent a modest portion of each named executive officer’s total compensation. The cost of these perquisites or other personal benefits is set forth below in the Fiscal 2017 Summary Compensation Table below under the column “All Other Compensation,” and additional detail is set forth in the footnotes following the Fiscal 2017 Summary Compensation Table.

We provide each of our named executive officers with a car allowance. In addition, we maintain broad-based benefits that are provided to all full-time employees, including medical, dental, vision, life and disability insurance. Certain of these benefits require employees to pay a portion of the premium. Except with respect to life insurance (our named executive officers all receive life insurance in an amount equal to three times their annual base salary), these benefits are offered to our named executive officers on the same basis as all other employees. We also maintain a savings plan in which eligible employees (including our named executive officers) who have at least one year of employment with us may participate. The savings plan is a traditional 401(k) plan, under which we match 100% of the first 3% of the compensation that is deferred and 50% of the next 2% of the compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible employee participates in the plan.

The Committee believes that the limited perquisites provided to our named executive officers are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management.

Executive Severance Plan

The Committee adopted and approved our Severance Plan on May 16, 2017. All Senior Vice Presidents or Executive Vice Presidents hired from and after the adoption of the Severance Plan will be subject to the Severance Plan and will not receive an employment agreement. The Committee believes that the Severance Plan will allow us to attract and retain high quality executives by providing an appropriate level of financial protection against involuntary job loss through the provision of post-termination benefits while avoiding individual negotiations that could possibly result in disparate treatment of terminating executives. Each Senior Vice President and Executive Vice President employed at the time of the adoption of the Severance Plan was offered the ability to opt-in to the plan and

Burlington Stores, Inc. 2018 Proxy Statement | 49

EXECUTIVE COMPENSATION

terminate his or her existing employment agreement. Ms. Magrini did not opt-in to the Severance Plan and continues to be subject to an individual employment agreement. The Company’s Principals and the Company’s President and Chief Executive Officer are not eligible to participate in the Severance Plan and continue to be subject to individual employment agreements. Accordingly, none of our named executive officers are subject to the Severance Plan.

The Severance Plan provides for the payment of severance and other benefits in the event a participant is involuntarily terminated without cause or, within the two-year period immediately following a change in control, voluntarily terminates employment for good reason. The plan does not provide for the acceleration of equity awards. In order to receive payments and benefits under the Severance Plan following a qualifying termination, each participant is required to (i) execute (and not revoke) a separation agreement containing, among other things, a release of claims against the Company, and (ii) comply with the restrictions set forth in the Severance Plan, which include certain non-competition, non-solicitation and confidentiality covenants. A participant’s rights with respect to any benefit under the Severance Plan is subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with such executive, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the SEC.

Termination-Based Compensation

Severance arrangements applicable to our named executive officers are set forth in each of their respective employment agreements. The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our employees during the specified severance period. Additionally, each named executive officer’s option grant agreement(s) and restricted stock agreement(s) contains terms regarding vesting in connection with the termination of employment and changes in control. The Committee believes that these termination and change in control terms provide our named executive officers with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Compensation Recoupment Policy and Additional Forfeiture Features

We strive to maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation philosophy. Accordingly, in February 2016, the Committee adopted a compensation recoupment policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation.

In addition to the foregoing policy, all stock options and unvested shares of restricted stock will be immediately forfeited upon any termination of employment by us for cause. In the event of termination of employment for any other reason (except in connection with a change in control), (i) stock options that have not vested will be forfeited immediately and unexercised vested options will be exercisable for a period of 60 days, and (ii) all unvested shares of restricted stock will automatically be forfeited and shall not vest, in each case except in the case of the special vesting conditions applicable to certain awards made to Mr. Kingsbury, as described below.

Stock Ownership Guidelines

As described above, the Committee has adopted stock ownership guidelines for our Chief Executive Officer and the officers reporting to our Chief Executive Officer. These stock ownership guidelines provide that (i) the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding six (6) times his or her then-current base salary, and (ii) any officer reporting directly to our Chief Executive Officer should own shares of our common stock with a value equal to or exceeding three (3) times his or her then-current base salary.

50 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for directors or executive officers to enter into speculative transactions in Company securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same objectives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under our hedging and pledging policy, our directors and all corporate personnel (including our executive officers), are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our policy.

•	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee structures our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, the Committee takes into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. The Committee also considers how various elements of compensation will affect our financial reporting. For example, the Committee considers the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. Historically, there was an exemption for performance-based compensation meeting certain requirements under Section 162(m). The performance-based compensation exemption from Section 162(m)’s deduction limit has been repealed pursuant to 2017 Tax Reform, effective for taxable years beginning after December 31, 2017. Accordingly, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not advantageous from a tax or an accounting perspective.

Burlington Stores, Inc. 2018 Proxy Statement | 51

EXECUTIVE COMPENSATION

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Compensation Committee of the Board of Directors:

John J. Mahoney, Chair

Ted English

Mary Ann Tocio

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Josh Bekenstein, Ted English, Jordan Hitch, John J. Mahoney, William P. McNamara, Paul J. Sullivan and Mary Ann Tocio served during fiscal 2017, and Mr. Mahoney, Mr. English and Ms. Tocio each continue to currently serve, on the Committee. None of these individuals (i) have ever been an officer or an employee of ours, nor (ii) except as otherwise set forth below under the caption entitled “Certain Relationships and Related Party Transactions,” have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2017) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Committee considers risks associated with our compensation policies and practices and, as part of its consulting services for the Committee, Meridian evaluates the potential for unintended risk associated with the design of our compensation programs. At the direction of the Committee, Meridian completed a comprehensive review of our compensation policies and practices to determine whether potential risk existed and whether there were design factors that mitigated potential risk areas. Upon receiving Meridian’s assessment, the Committee concluded that our compensation policies and practices do not encourage behaviors that could create material risk for the Company.

A number of features in our compensation programs mitigate risk and protect against excessive risk-taking behavior and the potential for unintended consequences, including:

•	Our compensation mix for participants in our LTIP and Annual Incentive Plans creates a balance between short-term results and long-term sustainable performance. Throughout the organization, variable/fixed pay and short-term/long-term pay is carefully calibrated to ensure appropriate pay mix and structure by level and, for senior executives, a large portion of pay is variable and oriented towards the long-term.

52 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

•	Our Annual Incentive Plans incorporate multiple financial performance goals, which are closely aligned with strategic business goals. In addition, the maximum amount payable with respect to the financial metric components of the Annual Incentive Plan applicable to our executives and other eligible corporate associates is limited to 300% of target.

•	Stock option and restricted stock grants made to our associates generally do not vest fully for four years. We believe this longer vesting period discourages unnecessary or excessive risk taking. Additionally, our insider trading policy prohibits hedging and other activities that could offset the benefits of having these as long-term awards.

•	Because executive incentive compensation has a large stock component, the value is best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines for our executive officers and non-employee directors, which expose our executive officers and non-employee directors to the loss of the value of the retained equity.

•	We maintain a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to us arising out of willful actions or gross negligence by any officer.

•	The Committee has established a compensation peer group designed to provide meaningful comparisons to ‘market’ and align compensation programs with industry practice.

•	We have a rigorous system of internal controls designed to prevent fraud, deterring individual employees from creating adverse material risk in pursuit of short- or long-term compensation.

Fiscal 2017 Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers for fiscal 2017 and, to the extent required by applicable SEC disclosure rules, fiscal 2016 and fiscal 2015:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas A. Kingsbury,	2017	1,300,000	—	1,462,532	3,738,850	2,352,578	47,931	8,901,891
Chairman, President and Chief Executive Officer	2016	1,164,257	—	9,079,264	2,024,545	2,763,150	47,819	15,079,035
	2015	1,109,102	—	697,276	1,848,795	1,558,068	69,417	5,282,658
Marc Katz,	2017	750,000	—	2,954,377	1,368,379	904,838	37,931	6,015,525
Chief Financial Officer/Principal	2016	654,400	—	151,023	401,081	700,565	37,819	1,944,888
	2015	626,212	—	144,460	382,988	438,816	67,690	1,660,166
Fred Hand,	2017	750,000	—	527,077	1,368,379	904,838	37,931	3,588,225
Chief Customer Officer/Principal	2016	654,400	—	2,049,723	401,081	700,565	37,819	3,843,588
	2015	626,212	—	664,660	382,988	438,816	59,855	2,172,531
Jennifer Vecchio,	2017	775,000	—	544,683	1,413,994	934,999	37,931	3,706,607
Chief Merchandising Officer/Principal	2016	677,195	—	282,997	751,654	724,009	27,219	2,463,074
	2015	476,212	100,000	2,449,399	739,950	331,947	252,132	4,349,640
Joyce Manning Magrini,	2017	493,667	—	148,380	382,839	452,419	37,773	1,515,078
Executive Vice President - Human Resources

(1)	Represents the aggregate grant date fair value of restricted stock awards based on the closing share price on the date of grant. The amounts shown were calculated in accordance with FASB ASC Topic 718. The vesting terms and conditions of restricted stock awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal 2017 Year-End.”

(2)	Represents the aggregate grant date fair value of stock option awards. The amounts shown were calculated in accordance with FASB ASC Topic 718, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our February 3, 2018 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a named executive officer from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the named executive officer during the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option exercise price. The vesting terms and conditions of option awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal 2017 Year-End.”

(3)	Represents awards earned under the Annual Incentive Plan.

Burlington Stores, Inc. 2018 Proxy Statement | 53

EXECUTIVE COMPENSATION

(4)	The amounts reported in this column for fiscal 2017 represent the following:

Name	Company Matching 401(k) Contributions ($)	Automobile Allowance ($)(a)	Life Insurance Premiums ($)(b)	Total ($)
Thomas A. Kingsbury	10,800	35,000	2,131	47,931
Marc Katz	10,800	25,000	2,131	37,931
Fred Hand	10,800	25,000	2,131	37,931
Jennifer Vecchio	10,800	25,000	2,131	37,931
Joyce Manning Magrini	10,800	25,000	1,973	37,773

(a)	Represents the dollar value of each named executive officer’s annual automobile allowance.

(b)	Represents the dollar value of life insurance premiums that we paid for the benefit of each named executive officer.

Fiscal 2017 Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our named executive officers during fiscal 2017:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)
Thomas A. Kingsbury	—	—		3,900	1,950,000	5,850,000	—	—	—	—
	5/1/2017	12/8/14	(3)	—	—	—	14,785	—	—	1,462,532
	5/1/2017	12/8/14	(3)	—	—	—	—	102,015	98.92	3,738,850
Marc Katz	—	—		1,500	750,000	2,250,000	—	—	—	—
	1/30/17	10/17/16		—	—	—	30,000	—	—	2,427,300
	1/30/17	10/17/16		—	—	—	1,300	—	—	105,183
	1/30/17	10/17/16		—	—	—	—	8,970	80.91	279,543
	5/1/2017	3/9/2017		—	—	—	4,265	—	—	421,894
	5/1/2017	3/9/2017		—	—	—	—	29,428	98.92	1,088,836
Fred Hand	—	—		1,500	750,000	2,250,000	—	—	—	—
	1/30/17	10/17/16		—	—	—	1,300	—	—	105,183
	1/30/17	10/17/16		—	—	—	—	8,970	80.91	279,543
	5/1/2017	3/9/2017		—	—	—	4,265	—	—	421,894
	5/1/2017	3/9/2017		—	—	—	—	29,428	98.92	1,088,836
Jennifer Vecchio	—	—		1,550	775,000	2,325,000	—	—	—	—
	1/30/17	10/17/16		—	—	—	1,344	—	—	108,743
	1/30/17	10/17/16		—	—	—	—	9,269	80.91	288,861
	5/1/2017	3/9/2017		—	—	—	4,407	—	—	435,940
	5/1/2017	3/9/2017		—	—	—	—	30,409	98.92	1,125,133
Joyce Manning Magrini	—	—		750	375,000	1,125,000	—	—	—	—
	5/1/2017	3/9/2017		—	—	—	1,500	—	—	148,380
	5/1/2017	3/9/2017		—	—	—	—	10,347	98.92	382,839

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance goals under our Annual Incentive Plan for fiscal 2017. The threshold payments represent the amounts that the named executive officer would have been eligible to receive under our Annual Incentive Plan for fiscal 2017 in the event that the percentage of target ANI per share attainment was less than 88.5% and our comparable store sales increased 0.01%. Payment under our Annual Incentive Plan begins in the event that our comparable store sales increases as compared to fiscal 2017. Amounts actually paid to each named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2017 Summary Compensation Table. For additional information regarding the Annual Incentive Plan, please refer to the section in the Compensation Discussion and Analysis entitled “Annual Incentive Awards.”

54 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

(2)	Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock and restricted stock, all made pursuant to the 2013 Incentive Plan. The amounts shown were calculated in accordance with FASB ASC Topic 718 and, with respect to the grant date fair value of option awards, are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our February 3, 2018 Consolidated Financial Statements. The vesting terms and conditions of restricted stock and option awards are described below under the table entitled “Outstanding Equity Awards at Fiscal 2017 Year-End.”

(3)	An amendment to Mr. Kingsbury’s employment agreement, approved by our Board on December 8, 2014, provides for the LTIP awards made to Mr. Kingsbury on May 1, 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our named executive officers that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each named executive officer’s participation in our Annual Incentive Plan and employee benefit plans. Other than in the case of Mr. Kingsbury’s employment agreement, each of our employment agreements with the named executive officers provide that we may terminate the agreement on specified expiration dates, subject to our giving the executive 90 days’ notice. The expiration dates are as follows: February 11 for Mr. Hand; July 9 for Mr. Katz; May 11 for Ms. Vecchio; and October 13 for Ms. Magrini. Mr. Kingsbury’s employment agreement does not include a fixed expiration date.

In addition, during fiscal 2017, we entered into an amendment to Ms. Vecchio’s employment agreement, which harmonized the terms of her employment agreement with the terms of the employment agreements with Messrs. Hand and Katz. Pursuant to the amendment, Ms. Vecchio’s employment agreement was modified as follows: (i) in the event of termination of employment for cause or by Ms. Vecchio for good reason, Ms. Vecchio will receive (y) any unpaid bonus earned for the prior fiscal year but then unpaid and (z) the pro rata portion of her target bonus for the current year, to the extent targets are achieved for such year; and (ii) compensation received by Ms. Vecchio from a new employer or for services substantially similar to those provided to us, in either case during the one year period following termination of employment, will no longer reduce Ms. Vecchio’s severance pay.

During fiscal 2017, Mr. Kingsbury was party to an employment agreement entered into in December 2008 and subsequently amended in fiscal 2014, fiscal 2015 and fiscal 2017. Mr. Kingsbury’s employment agreement outlines the basic terms of his employment and includes, among other items, provisions relating to equity awards and termination terms, as follows:

•	Mr. Kingsbury will be entitled to receive a long-term equity award during each of May 2017, 2018 and 2019 (each, an “LTIP Award”) that will, in each case, be equal to 450% of his base salary. The form of, and terms and conditions applicable to, each LTIP Award will be substantially similar to that of long-term equity awards made to the Company’s senior executives for the applicable year; provided that, in addition to the ordinary vesting terms provided therein, (i) 100% of each LTIP Award will vest if Mr. Kingsbury’s employment is terminated due to death and (ii) a pro rata portion of the portion of each LTIP Award that would vest on the next regular vesting date for such LTIP Award will vest if Mr. Kingsbury’s employment is terminated by us for a reason other than cause, by Mr. Kingsbury for good reason or due to his disability (the “Special Vesting Conditions”).

•	Upon a termination without cause or for good reason, Mr. Kingsbury’s severance pay and benefits period equals three years following such termination.

•	Upon Mr. Kingsbury’s Retirement (a voluntary termination of employment on or after July 1, 2019, provided that Mr. Kingsbury provides us with 180 days’ written notice prior to such retirement) and provided that Mr. Kingsbury makes himself reasonably available to consult with the Company for up to ten days per quarter during the one-year period thereafter (the “Consulting Period”), (i) any outstanding incentive equity granted by the Company to Mr. Kingsbury that was unvested as of such Retirement shall continue to vest through the end of the Consulting Period, (ii) any outstanding incentive equity granted by the Company to Mr. Kingsbury that remains unvested as of the end of such Consulting Period shall vest at the conclusion of such Consulting Period, and (iii) the exercise period of any options granted by the Company to Mr. Kingsbury shall be extended until the second anniversary of the later of (x) such Retirement and (y) the date such options vest; provided, that such exercise periods shall not be extended beyond the original term of the option agreement.

Burlington Stores, Inc. 2018 Proxy Statement | 55

EXECUTIVE COMPENSATION

Our employment agreements also restrict each named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one to two years thereafter. In addition, each employment agreement specifies payments and benefits that would be due to such named executive officer upon the termination of his or her employment with us. For additional information regarding amounts payable upon termination to each of our named executive officers, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2017 Year-End

The table below sets forth information with respect to the outstanding stock options and shares of unvested restricted stock held by each named executive officer as of February 3, 2018. Prior to our IPO, but giving effect to the 11-for-1 split effected in connection with the IPO, we granted equity awards in units of common stock, each unit consisting of 99 shares of Class A common stock and one share of Class L common stock. Immediately prior to the IPO, each outstanding share of our Class A common stock was cancelled, each outstanding share of our Class L common stock was converted into one share of our Class A common stock, effected for the 11-for-1 split, and then reclassified into common stock. All share numbers given below give effect to this reclassification.

		Option Awards						Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares That Have Not Vested (#)(2)		Market Value of Shares of Stock That Have Not Vested ($)(3)
Thomas A. Kingsbury	6/17/2013	264,000	(4)	176,000	(4)	4.55	6/17/2023	—		—
	12/15/2014	—		—		—	—	150,000	(5)	17,362,500
	5/1/2015	—		—		—	—	6,702		775,757
	5/1/2015	46,243		46,243		52.02	5/1/2025	—		—
	4/8/2016	—		—		—	—	10,475		1,212,481
	4/8/2016	24,090		72,271		54.58	4/8/2026	—		—
	1/23/2017	—		—		—	—	75,000		8,681,250
	5/1/2017	—		—		—	—	14,785		1,711,364
	5/1/2017	—		102,015		98.92	5/1/2027	—		—
Marc Katz	6/20/2013	—		44,000	(4)	4.55	6/20/2023	—		—
	5/1/2015	—		—		—	—	1,389		160,777
	5/1/2015	9,579		9,580		52.02	5/1/2025	—		—
	4/8/2016	—		—		—	—	2,076		240,297
	4/8/2016	4,772		14,318		54.58	4/8/2026	—		—
	1/30/2017	—		—		—	—	30,000	(6)	3,472,500
	1/30/2017	—		—		—	—	975		112,856
	1/30/2017	2,242		6,728		80.91	1/30/2027	—		—
	5/1/2017	—		—		—	—	4,265		493,674
	5/1/2017	—		29,428		98.92	5/1/2027	—		—
Fred Hand	6/17/2013	—		44,000	(4)	4.55	6/17/2023	—		—
	5/1/2015	—		—		—	—	10,000	(7)	1,157,500
	5/1/2015	—		—		—	—	1,389		160,777
	5/1/2015	9,579		9,580		52.02	5/1/2025	—		—
	4/8/2016	—		—		—	—	2,076		240,297
	4/8/2016	4,772		14,318		54.58	4/8/2026	—		—
	6/29/2016	—		—		—	—	30,000	(8)	3,472,500
	1/30/2017	—		—		—	—	975		112,856
	1/30/2017	2,242		6,728		80.91	1/30/2027	—		—
	5/1/2017	—		—		—	—	4,265		493,674
	5/1/2017	—		29,428		98.92	5/1/2027	—		—

56 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

		Option Awards					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Jennifer Vecchio	5/11/2015	—	—		—	—	2,683	310,557
	5/11/2015	18,508	18,508		53.01	5/11/2025	—	—
	11/11/2015	—	—		—	—	25,000	2,893,750
	4/8/2016	—	—		—	—	3,889	450,152
	4/8/2016	8,944	26,832		54.58	4/8/2026	—	—
	1/30/2017	—	—		—	—	1,008	116,676
	1/30/2017	2,317	6,952		80.91	1/30/2027	—	—
	5/1/2017	—	—		—	—	4,407	510,110
	5/1/2017	—	30,409		98.92	5/1/2027	—	—
Joyce Manning Magrini	6/17/2013	—	88,000	(4)	4.55	6/17/2023	—	—
	4/8/2016	—	—		—	—	660	76,395
	4/8/2016	1,515	4,548		54.58	4/8/2026	—	—
	5/1/2017	—	—		—	—	1,500	173,625
	5/1/2017	—	10,347		98.92	5/1/2027	—	—

(1)	Unless otherwise noted, all options (other than Special One-Time Grants) (i) vest one-quarter on each of the first four anniversaries of the grant date; (ii) become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason (options granted prior to 2016 become exercisable solely upon a change control); (iii) will immediately be forfeited upon a termination of employment by us for cause; and (iv) that have not vested will be forfeited immediately, and unexercised vested options will be exercisable for a period of 60 days, in the event of termination of employment for any other reason. Mr. Kingsbury’s Special One-Time Grant agreement provides a formula for calculating a number of options which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or Mr. Kingsbury resigns with good reason. All other options granted to Mr. Kingsbury are subject to the Special Vesting Conditions described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(2)	Unless otherwise noted, (i) all restricted stock grant awards vest one-quarter on each of the first four anniversaries of the grant date; (ii) shares of restricted stock vest only in the event that the recipient remains continuously employed by us on each vesting date; and (iii) all unvested shares of restricted stock will vest if the named executive officer’s employment is terminated by us without cause or the recipient resigns with good reason within two years following a change in control (or, in the case of restricted stock granted prior to 2016, following a change in control). Except as otherwise noted, each of Mr. Kingsbury’s restricted stock grants are subject to the Special Vesting Conditions described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(3)	The amounts set forth in this column represent the market value of restricted stock held by the named executive officer using a market price of $115.75 per share, which was the closing price of our common stock on February 2, 2018 (the last business day of fiscal 2017), as reported by the NYSE.

(4)	Special One-Time Grant which vests over a five-year period commencing on the Trigger Date, which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control, provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee.

(5)	In the event that Mr. Kingsbury remains continuously employed by us on such date, 100% of his shares of restricted stock will vest on July 1, 2019; provided, that: (i) if Mr. Kingsbury’s employment is terminated earlier (a) by us for a reason other than for cause, (b) by Mr. Kingsbury for good reason or (c) due to his disability, the shares of restricted stock will vest on a pro rata basis calculated in accordance with the formula contained in Mr. Kingsbury’s employment agreement, as amended; provided that if any such termination occurs following a change in control, 100% of the shares of restricted stock will immediately vest; and (ii) if Mr. Kingsbury’s employment is terminated earlier due to his death, 100% of the shares of restricted stock will immediately vest.

(6)	Provided that he remains continuously employed by us on such date, 100% of Mr. Katz’s retention award of restricted stock will vest on January 30, 2021.

(7)	Provided that he remains continuously employed by us on such date, 100% of Mr. Hand’s retention award of restricted stock will vest on May 1, 2018.

(8)	Provided that he remains continuously employed by us on such date, 100% of Mr. Hand’s retention award of restricted stock will vest on May 4, 2020.

Burlington Stores, Inc. 2018 Proxy Statement | 57

EXECUTIVE COMPENSATION

Fiscal 2017 Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our named executive officers, and the vesting of our named executive officers’ restricted stock, during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas A. Kingsbury	—	—	18,639	2,230,995
Marc Katz	26,000	2,357,402	7,352	897,567
Fred Hand	22,000	2,016,867	1,173	118,121
Jennifer Vecchio	—	—	7,756	766,434
Joyce Manning Magrini	22,000	2,074,541	154	14,310

(1)	Represents the difference between the selling price and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	Represents the value realized upon vesting based on the closing price of our common stock on the vesting date, which was (i) $92.92 in the case of 3,491, 691, 691, 1,296, and 219 for shares of Mr. Kingsbury, Mr. Katz, Mr. Hand, Ms. Vecchio and Ms. Magrini, respectively, that vested on April 10, 2017; (ii) $98.15 in the case of 3,351, 694, and 694 for shares of Mr. Kingsbury, Mr. Katz, and Mr. Hand, respectively, that vested on May 1, 2017; (iii) $102.94 in the case of 1,341 of Ms. Vecchio’s shares that vested on May 11, 2017; (iv) $98.25 in the case of 12,500 of Ms. Vecchio’s shares that vested on November 13, 2017; (v) $125.88 in the case of 10,000 of Mr. Katz’s shares that vested on January 12, 2018; (vi) $126.74 in the case of 25,000 of Mr. Kingsbury’s shares that vested on January 23, 2018; and (vii) $124.50 in the case of 325, 325, and 336 for shares of Mr. Katz, Mr. Hand, and Ms. Vecchio, respectively, that vested on January 30, 2018; multiplied in each case by the number of restricted shares vesting. Reported in this column are the following amounts of restricted shares that were withheld (in the aggregate) to cover withholding tax obligations due upon vesting: Mr. Kingsbury—13,203; Mr. Katz—4,358; Mr. Hand—537; Ms. Vecchio—7,717; and Ms. Magrini—65.

Pension Benefits

The Company does not maintain any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

The following is a discussion of payments and benefits that would be due to each of our named executive officers upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the table below assume that each termination was effective as of February 2, 2018, the last business day of fiscal 2017, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Employment Agreements

We maintain employment agreements with each of our named executive officers that provide certain benefits upon termination of employment.

Termination Without Cause or for Good Reason

Each named executive officer’s employment agreement provides that he or she will be entitled to receive the following in the event that (i) his or her employment is terminated by us without “cause” or by him or her for “good reason” (as those terms are defined below), or (ii) other than Mr. Kingsbury, the

58 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

term of his or her employment expires on the expiration date specified in his or her agreement:

•	all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration;

•	any bonus earned for the fiscal year prior to the termination year or the expiration year, as applicable, but then unpaid, as well as a pro-rated portion of the then-current year’s annual target performance bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);

•	severance pay (the “Severance Payment”) in the full amount of his or her base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration (in Mr. Kingsbury’s case, the third anniversary of the date of termination); and

•	full continuation (“Benefits Continuation”) of (i) health, disability and life insurance benefits during the one-year period commencing on the date of termination (in Mr. Kingsbury’s case, a three year period commencing on the date of termination) with respect to Ms. Magrini and Messrs. Kingsbury, Hand and Katz, and (ii) with respect to Ms. Vecchio, medical, dental and vision insurance benefits during the one year severance period (but only to the extent such medical, dental and vision insurance benefits were previously elected by Ms. Vecchio and in effect immediately prior to the date of termination); provided that, in both cases, to the extent any of those benefits cannot be provided by us during the applicable period, we will provide the executive with a sum of money calculated to permit the executive to obtain the same benefits individually, as well as reimbursement for related taxes so that the executive remains whole.

Except as otherwise stated, such payments will be made by us in regular installments in accordance with our general payroll practices. All amounts payable as compensation are subject to all customary withholding, payroll and other taxes.

Each named executive officer shall be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, only in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and
•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (“Restrictive Covenants”) contained in his or her employment agreement regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year (or two years, in the case of Mr. Kingsbury) following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each named executive officer’s employment agreement,

•	“cause” means the named executive officer (i) is convicted of a felony or other crime involving dishonesty towards us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured after written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; or (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him or her; and

•

“good reason” means the occurrence of any of the following events without the written consent of the named executive officer: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location on the date he or she commences employment with us; or (iii) a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure). No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition and are provided with a period of at least 30 days from the date of notice to remedy the condition, and (ii) (a) with respect to each named executive officer other than Mr. Kingsbury, within 10 days after the

Burlington Stores, Inc. 2018 Proxy Statement | 59

EXECUTIVE COMPENSATION

expiration of such period (but in no event later than 120 days after the initial existence of the condition), the named executive officer actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition; or (b) with respect to Mr. Kingsbury, at any time during the period commencing 10 days after the expiration of such period and ending 180 days after Mr. Kingsbury’s knowledge of the initial existence of the condition (but in all events within two years after the initial existence of said condition), Mr. Kingsbury actually terminates his employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that he or she is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, each named executive officer’s employment agreement provides that he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination. A discussion of the benefits to be received by Mr. Kingsbury in connection with his Retirement is included above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Change in Control

None of our named executive officers are entitled to receive any payments upon a change in control pursuant to the terms of his or her employment agreement.

Option and Restricted Stock Agreements

The terms of the option agreements and restricted stock agreements with each of our named executive officers include certain provisions regarding vesting upon a change in control and, in the case of Mr. Kingsbury, termination of employment. Such provisions are discussed in the table below and above under the captions entitled “Long Term Incentives,” “Outstanding Equity Awards at Fiscal Year-End” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement					Termination for Any Other Reason ($)(5)	Option Acceleration Upon Change in Control or Death ($)(6)	Restricted Stock Acceleration Upon Change in Control or Death ($)(7)
Name	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Health Insurance Continuation ($)(3)	Life and Disability Insurance Continuation ($)(3)	Option and Restricted Stock Acceleration ($)(4)
Thomas A. Kingsbury	3,900,000	2,352,578	27,524	6,394	17,541,462	—	26,209,596	29,743,352
Marc Katz	750,000	904,838	9,112	4,483	—	—	6,952,550	4,480,104
Fred Hand	750,000	904,838	10,140	4,483	—	—	6,952,550	5,636,562
Jennifer Vecchio	775,000	934,999	—	2,131	—	—	3,395,013	4,281,245
Joyce Manning Magrini	500,000	452,419	10,112	5,213	—	—	10,237,941	250,020

(1)	The amount set forth in this column (i) with respect to Mr. Kingsbury assumes that the severance pay will be provided for a period of three years in accordance with the terms of his employment agreement, and (ii) with respect to each named executive officer other than Mr. Kingsbury assumes that the severance pay will be provided for a period of one year in accordance with the terms of his or her employment agreement.

(2)	The amounts set forth in this column reflect the actual award to be received pursuant to the Annual Incentive Plan with respect to fiscal 2017.

(3)	The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each of the named executive officer, and assumes that we can provide such coverage (i) for a period of three years for Mr. Kingsbury, and (ii) for a period of one year with respect to each named executive officer other than Mr. Kingsbury.

(4)

The closing price of our common stock on February 2, 2018 (the last business day of fiscal 2017), as reported by the NYSE, was $115.75 per share (the “Market Price”). Upon cessation of employment and subject to the terms of the 2006 Incentive Plan or the 2013 Incentive Plan, as applicable, options and restricted stock that have not vested will terminate immediately (subject to potential acceleration in the

60 | Burlington Stores, Inc. 2018 Proxy Statement

EXECUTIVE COMPENSATION

event of a change in control, as described below, and except with respect to Mr. Kingsbury, whose option and restricted stock agreements contain a formula for calculating a number of options or shares which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or by Mr. Kingsbury for good reason (or due to his disability, for all purposes other than his Special One-Time Grant)). Accordingly, the amount set forth in this column represents the sum of (i) the product obtained by multiplying the number of Mr. Kingsbury’s accelerated shares of restricted stock by the Market Price (assuming withholding tax obligations due in connection with the vesting of such restricted stock are satisfied by a cash payment to us), and (ii) the product obtained by multiplying the number of Mr. Kingsbury’s accelerated options by the amount by which the Market Price exceeds the applicable exercise price.

(5)	Under our employment agreement with each named executive officer, in the event that such named executive officer is terminated for any reason other than by us without cause or by him or her for good reason, including as a result of death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, he or she shall be entitled to receive only all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.

(6)	All options (other than Special One-Time Grants) (i) granted prior to 2016 become exercisable upon a change in control, and (ii) granted from and after 2016 become exercisable if, within two years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason. Mr. Kingsbury’s options (other than his Special One-Time Grant) also become exercisable upon termination of employment due to death. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control; provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee. Accordingly, the amounts set forth in this column represent (assuming that a change in control has occurred and the grantee’s employment is terminated without cause or the grantee resigns with good reason within the requisite time period, if any) the product obtained by multiplying (a) the number of accelerated options with an exercise price less than the Market Price, by (b) the amount by which the Market Price exceeds such exercise price.

(7)	All unvested shares of restricted stock will vest if the executive’s employment is terminated by us without cause or the recipient resigns with good reason (a) following a change in control (in the case of shares of restricted stock granted prior to 2016), or (b) within two years following a change in control (in the case of shares of restricted stock granted from and after 2016). Unvested restricted shares granted to Mr. Kingsbury vest upon his death. Accordingly, the amounts set forth in this column represent (assuming withholding tax obligations due in connection with the vesting of restricted stock are satisfied by a cash payment to us) the product obtained by multiplying the number of accelerated shares of restricted stock by the Market Price in the event (a) of Mr. Kingsbury’s death or, (b) the named executive officer’s employment is terminated by us without cause or he or she resigns with good reason within the requisite time period, if any, following a change in control.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all our employees and the annual total compensation of Thomas A. Kingsbury, our Chairman, President and Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $11,662; and

•	the annual total compensation of our CEO, as reported in the Fiscal 2017 Summary Compensation Table, was $8,901,891.

Based on this information, for fiscal 2017 the ratio of the annual total compensation of Mr. Kingsbury, our

CEO, to the median of the annual total compensation of all employees is estimated to be 763 to 1.

To identify the median of the annual total compensation of all our employees and determine the annual total compensation of our median employee and the annual total compensation of our CEO, we took the following steps:

1.	We identified the median employee using our employee population on February 3, 2018, the last day of fiscal 2017. This population consisted of full-time employees and part-time (including on-call) employees, all of which were located in the United States (including Puerto Rico). In determining whether independent contractors that we have retained or engaged are employees, we applied a test drawn from guidance published by the Internal Revenue Service.

2.	To identify the “median employee” from our employee population, we first determined the

Burlington Stores, Inc. 2018 Proxy Statement | 61

EXECUTIVE COMPENSATION

amount of each employee’s gross earnings (i.e., sum of base pay, cash bonus and equity compensation) as reflected in our payroll records for fiscal 2017.

•	In making this determination, we annualized the compensation of approximately 2,857 full-time employees and 15,746 part-time employees who were hired in fiscal 2017 but did not work for us for the entire fiscal year.

3.	We then identified our median employee from our employee population using this compensation measure, which was consistently applied to all our employees included in the calculation.
4.	Once we identified our median employee, we combined all of the elements of such employee’s compensation for fiscal 2017, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $11,662. Our median employee is a part-time associate in one of our Burlington stores.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2017 Summary Compensation Table.

62 | Burlington Stores, Inc. 2018 Proxy Statement

Certain Relationships and Related Party Transactions

Incentive Plans

In connection with the acquisition of Burlington Coat Factory Warehouse Corporation in April 2006 by affiliates of Bain Capital Partners, LLC, Burlington Coat Factory Holdings, Inc. adopted the 2006 Incentive Plan, which terminated in April 2016. In connection with the IPO, we adopted the 2013 Incentive Plan. The 2006 Incentive Plan provided, and the 2013 Incentive Plan provides, for grants of awards to employees, non-employee directors and consultants. As of February 3, 2018, there were 4,968,793 shares of our common stock available for future grant under the 2013 Incentive Plan.

Merchandise Purchases

Jim Magrini, brother-in-law of Joyce Manning Magrini, our Executive Vice President—Human Resources, is an independent sales representative of one of our suppliers of merchandise inventory. This relationship predated the commencement of Ms. Magrini’s employment with us. The dollar amount of our merchandise inventory purchases through Mr. Magrini serving as an independent sales representative for such supplier amounted to approximately $2.1 million in fiscal 2017. Mr. Magrini’s sales commissions generated by virtue of these transactions amounted to approximately $44,000.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We maintain a Related Party Transactions Policy (the “Policy”), which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than our best interests. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). For purposes of the Policy, a transaction in which any of our subsidiaries or any other company controlled by us participates is considered a transaction in which we participate. A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review any relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

Burlington Stores, Inc. 2018 Proxy Statement | 63

Stockholder Proposals for 2019 Annual Meeting of Stockholders

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 30, 2018. We strongly encourage any stockholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal. Stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

In accordance with our Amended Bylaws, for a proposal of a stockholder, including nominations for directors, to be properly brought before our 2019 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act as discussed above, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our Amended Bylaws, (a) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of our 2018 Annual Meeting of Stockholders, or (b) in the event that our 2019 Annual Meeting of Stockholders is held more than thirty (30) days before or more than seventy (70) days after the first anniversary of our 2018 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2019 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder proposals should be delivered to Burlington Stores, Inc., Attention: Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

64 | Burlington Stores, Inc. 2018 Proxy Statement

Form 10-K

We will mail without charge, upon written or oral request, a copy of our Fiscal 2017 10-K, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The Fiscal 2017 10-K is also available in the Investor Relations section of our corporate website, which can be accessed at www.burlingtoninvestors.com, under “SEC Filings.”

Other Matters

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Karen Leu, Senior Vice President,

General Counsel and Corporate Secretary

Dated: March 30, 2018

Burlington Stores, Inc. 2018 Proxy Statement | 65

Annex A – Reconciliation of a Non-GAAP Financial Measure

The Company supplements its financial results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) with certain non-GAAP financial measures, including Adjusted Net Income per Share. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income per Share is defined as Adjusted Net Income (net income (loss) for the period, exclusive of the following items, if applicable: (i) net favorable lease amortization; (ii) costs related to debt amendments and secondary offering; (iii) stock option modification expense; (iv) loss on extinguishment of debt; (v) impairment charges; (vi) amounts related to certain litigation; (vii) advisory fees and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income) divided by the fully diluted weighted average shares outstanding. Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

The Company presents Adjusted Net Income per Share on a 52-week basis excluding the impact of 2017 Tax Reform because it believes it is a useful supplemental measure in evaluating the performance of the Company’s business and provides greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results provides useful supplemental information that assists in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that presenting Adjusted Net Income per Share on a 52-week basis excluding the impact of 2017 Tax Reform provides investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate Adjusted Net Income per Share differently such that the Company’s calculation may not be directly comparable.

The following table shows the reconciliation of the Company’s net income per share to the Company’s Adjusted Net Income per Share on a 52 week basis excluding the impact of 2017 Tax Reform:

	Fiscal 2017	Fiscal 2016
Net income per share	$5.48	$3.01
53rd week	(0.04)	—
Adjustments to arrive at Adjusted Earnings per Share	0.29	0.23
Adjusted Earnings per Share (52 weeks)	5.73	3.24
Effect of 2017 Tax Reform on tax rate and deductions	(0.04)	—
One-time deferred tax revaluation due to 2017 Tax Reform	(1.32)	—
Adjusted Net Income per Share (52 weeks), excluding 2017 Tax Reform	$4.37	$3.24

ANNUAL MEETING OF STOCKHOLDERS OF

BURLINGTON STORES, INC.

May 16, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at -

http://www.astproxyportal.com/ast/18550/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

⬛ 00003330300000001000 4	051618

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND

“FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	Election of Directors: NOMINEES:
				FOR	AGAINST	ABSTAIN
			Thomas A. Kingsbury Class II Director William P. McNamara Class II Director	☐ ☐	☐ ☐	☐ ☐
		2.	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 2, 2019.	☐	☐	☐
		3.	Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0                         ⬛

BURLINGTON STORES, INC.

Proxy for Annual Meeting of Stockholders on May 16, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John Crimmins, Karen Leu and Robert LaPenta, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Burlington Stores, Inc., to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 500 Boylston Street, Boston, Massachusetts 02116 on May 16, 2018 at 8:00 am Eastern Time, and at any adjournments or postponements thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛